Exhibit 2.1

EXECUTION COPY

MERGER AGREEMENT

Dated as of April 26, 2014,

By and Between

IMAGE SUB LIMITED

And

INTEGRATED MEMORY LOGIC LIMITED

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(continued)

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(continued)

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(continued)

		Page

Section 9.06.	Counterparts	61

Section 9.07.	Entire Agreement; No Third-Party Beneficiaries	61

Section 9.08.	Governing Law	62

Section 9.09.	Assignment	62

Section 9.10.	Enforcement	62

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ANNEX I – PARENT AGREEMENT

ANNEX II – PLAN OF MERGER

EXHIBIT A – MEMORANDUM AND ARTICLES OF ASSOCIATION OF SURVIVING COMPANY

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Terms	Section
401(k) Plan	Section 6.05
Acceptance Time	Section 1.01(b)
Accounting Principles	Section 3.03(b)
Acquisition Agreement	Section 5.02(b)
Action	Section 3.11
Adverse Recommendation Change	Section 5.02(b)
Affiliate or affiliate	Section 9.03
Agreement	Preamble
Alternative Financing	6.11(h)
Antitrust Laws	Section 6.03(c)
Assumed Stock Option	Section 6.04(b)
business day	Section 9.03
Cayman Companies Law	Section 1.04
Closing	Section 1.05
Closing Date	Section 1.05
Code	Section 9.03
Company	Preamble
Company Affiliate	Section 3.25(a)
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.04(b)
Company’s Articles	Section 3.01
Company Disclosure Letter	ARTICLE III
Company Financial Advisor	Section 3.13
Company Material Adverse Effect	Section 9.03
Company Material Contracts	Section 3.16(a)
Company Owned IP	Section 3.18(n)(i)
Company Reporting Documents	Section 3.06(a)
Company Registrations	Section 3.18(e)
Company Source Code	Section 3.18(h)
Company Share Options	Section 3.03(b)
Company Share Plans	Section 3.03(a)
Company Shareholder Approval	Section 3.20
Company Shareholder Meeting	Section 6.01
Company Subsidiaries	Section 3.01
Confidentiality Agreement	Section 6.02
Consent	Section 3.05(b)
Contemplated Transaction	Section 9.03
Contract	Section 3.05(a)
control	Section 9.03
Debt Financing	Section 6.11(a)
Debt Instruments	Section 3.16(a)
DOL	Section 3.10(b)
Effective Time	Section 1.05

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Terms	Section
EGM	Section 6.01
End Date	Section 8.01(b)
Environmental Laws	Section 3.15(a)
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(d)
Exchange Act	Section 9.03
Exchange Fund	Section 2.02(a)
Filed Company Reporting Documents	Section 3.06(c)
Filing	Section 6.07
Financing Failure	Section 6.08(d)
Financing Parties	Section 9.03
Foreign Benefit Plan	Section 3.10(j)
FSC	Section 1.01(a)
Government Official	Section 3.25(a)
Governmental Entity	Section 3.05(b)
Grant Date	Section 3.03(b)
Hazardous Substance	Section 3.15(a)
Inbound License Agreements	Section 3.18(c)
Intellectual Property	Section 3.18(n)(ii)
IRS	Section 3.10(b)
IT Systems	Section 3.18(m)
Judgment	Section 3.05(a)
Knowledge or knowledge	Section 9.03
Law	Section 3.05(a)
Legal Restraints	Section 7.01(b)
Liens	Section 3.02(a)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Documents	Section 1.06
Merger Recommendation	Section 3.04(b)
Merger Subsidiary	Preamble
Merger Subsidiary Disclosure Letter	ARTICLE IV
MOPS	Section 1.02(b)
Open Source Software	Section 3.18(k)
Offer	Recitals
Offer Recommendation	Section 1.02(b)
Option Exchange Ratio	Section 6.04(b)
Order	Section 3.11
Parent	Recitals
Parent Agreement	Recitals
Parent Common Stock	Section 6.04(b)
Permits	Section 3.12
Person or person	Section 9.03
Plan of Merger	Section 1.06

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Terms	Section
Post-Signing Returns	Section 5.01(d)(i)
Recommendation Statement	Section 1.02(b)
Reference Date	Section 3.03(a)
Representatives	Section 5.02(a)
Reverse Termination Fee	Section 6.08(d)
Shares	Recitals
Specified Contracts	Section 3.22(a)
Specified Event	Section 8.01(e)
Stock Agent	Section 2.02(a)
Subsidiary or subsidiary	Section 9.03
Surviving Company	Section 1.04
Taiwan	Section 9.03
Takeover Laws	Section 6.06
Takeover Proposal	Section 5.02(d)
Taxes	Section 3.09(r)
Tax Action	Section 5.01(c)(i)
Tax-Related Agreements	Section 5.01(c)(i)
Tax Return	Section 3.09(r)
Tender Agreement	Recitals
Termination Fee	Section 6.08(b)
Transactions	Section 9.03
Transaction Documents	Recitals
TSE	Section 3.03(b)
USPTO	Section 3.18(n)(iii)
Voting Company Debt	Section 3.03(b)
WARN Act	Section 3.19

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MERGER AGREEMENT, dated as of April 26, 2014 (this “Agreement”), by and between Image Sub Limited, a Cayman Islands exempted company (“Merger Subsidiary”), and INTEGRATED MEMORY LOGIC LIMITED, a Cayman Islands exempted company (the “Company”).

WHEREAS the respective Boards of Directors of Merger Subsidiary and the Company have approved and declared advisable the acquisition of the Company by the parent company of Merger Subsidiary, Exar Corporation, a Delaware corporation (“Parent”), with Merger Subsidiary serving as the direct acquisition vehicle, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Merger Subsidiary, Merger Subsidiary proposes to make an offer to purchase all the issued and outstanding ordinary shares of par value NT$10 per share of the Company (the “Shares”), at a price per Share of NT$91 in cash, without interest (such amount, or any other greater amount per Share paid pursuant to the Offer, the “Offer Price” and such offer, the “Offer”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Merger Subsidiary and certain shareholders of the Company are entering into a Tender Agreement (the “Tender Agreement”) pursuant to which such shareholders will agree to take specified actions in furtherance of the Offer and the Merger;

WHEREAS, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Offer and the Merger in this Agreement and the Tender Agreement (collectively, the “Transaction Documents”); and

WHEREAS, in order to induce the Company to enter into this Agreement, Parent has agreed to guarantee the performance of all of the obligations of Merger Subsidiary hereunder and under the Tender Agreement and to perform certain other obligations pursuant to a letter agreement as of the date hereof (the “Parent Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.01.     The Offer.

(a)     Provided that this Agreement shall not have been terminated in accordance with Article VIII and provided that none of the Offer Conditions set forth in Schedule C to the Tender Agreement shall have occurred or be continuing and the Stockholder Prerequisites set forth in Sections (a), (b), (c), (e) and (f) of Schedule D to the Tender Agreement are then satisfied, promptly after the date of this Agreement, and in any event on or before the date that is five (5) business days after the date hereof, Merger Subsidiary shall commence the Offer within the meaning of the applicable rules and regulations of the Taiwan Financial Supervisory Commission (the “FSC”) in accordance with the Tender Agreement, with the ultimate purpose being the Merger. Without limiting any provisions of this Agreement, Merger Subsidiary shall conduct the Offer in accordance with applicable law and with all provisions set forth in the Tender Agreement that purport to govern or otherwise refer to the Offer.

(b)     If, between the date of this Agreement and the first time at which Merger Subsidiary accepts for payment and makes payment for any Shares tendered pursuant to the Offer (“Acceptance Time”), the outstanding Shares are changed into a different number or class of shares by reason of any share issuance, share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be adjusted accordingly.

Section 1.02.     Company Actions.

(a)     Subject to the receipt of Company Shareholder Approval, if needed, the Company hereby approves of and consents to the Merger and the other Contemplated Transactions, and to the extent permitted under the applicable Law, shall endeavor, and Merger Subsidiary shall endeavor, to take all commercially reasonable steps to prevent any Takeover Laws from restricting, prohibiting or impeding the Merger and the other Contemplated Transactions.

(b)     Within seven (7) days of the date a Tender Offer Prospectus on the applicable form relating to the Offer (together with any supplements, amendments and exhibits thereto, and all deliveries, mailings and notices required by applicable Law) are filed with the FSC and published in the Market Observation Post System in Taiwan (the “MOPS”), the Company shall file with the FSC and publish in the MOPS a recommendation statement on the applicable form with respect to the Offer (such applicable form as amended from time to time, the “Recommendation Statement”) containing and describing its recommendation with respect to the Offer, which, subject to the recommendations made by the Special Committee of the Company to be formed pursuant to the tender offer regulations of Taiwan (“Special Committee”) in favor of or being neutral with respect to the Offer, shall either be a recommendation of the Company Board that the shareholders of the Company should accept the Offer and tender their Shares into the Offer or shall be a recommendation of the Company Board being “neutral” with respect to the Offer (the “Offer Recommendation”), provided, that the Company shall not withdraw or amend the Offer Recommendation except as expressly permitted in accordance with the provisions of Section 5.02(b). The Company and Merger Subsidiary shall also include in the Recommendation Statement a summary of the fairness opinion delivered in connection with the Offer in accordance with applicable Law. The Company and Merger Subsidiary shall each promptly correct any information provided by it for use in the Recommendation Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company and Merger Subsidiary, as applicable, shall take all steps necessary to amend or supplement the Recommendation Statement and to cause the Recommendation Statement as so amended or supplemented to be filed with the FSC and published in the MOPS and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable FSC, TSE and MOPS rules and regulations. To the extent permitted by applicable Law, Merger Subsidiary and its counsel shall be given a reasonable opportunity to review and comment on the Recommendation Statement and all amendments and supplements to the Recommendation Statement prior to their being filed with the FSC and published in the MOPS or disseminated to holders of the Shares. To the extent permitted by applicable Law, the Company also agrees to provide Merger Subsidiary and its counsel in writing with any comments the Company or its counsel may receive from the FSC with respect to the Recommendation Statement promptly after the receipt of such comments and shall consult with and provide Merger Subsidiary and its counsel a reasonable opportunity to review and comment on the response of the Company to such comments prior to responding.

Section 1.03.     Directors.

(a)     Promptly, upon (and in any event within 48 hours of) the later of the consummation of the Offer in accordance with applicable Law and the terms of the Tender Agreement or the Company’s receipt of written notice of Merger Subsidiary’s nominees, the Company shall, subject to compliance with applicable Law, use commercially reasonable efforts to take all actions necessary to call a shareholder meeting at which Merger Subsidiary’s nominees are nominated as directors of the Company Board, provided that the powers of such directors will be limited as set forth in Section 1.03(b). At such shareholder meeting, Merger Subsidiary shall be entitled to nominate such number of directors which is the product of (i) the total number of directors on the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) such number of Shares so accepted for purchase in the Offer plus the number of Shares otherwise owned by Merger Subsidiary bears to (B) the total number of Shares outstanding, and the Company Board shall, in accordance with applicable Law, at such time, cause Merger Subsidiary’s nominees to be recommended and nominated for election to Company Board. To the extent permitted by applicable Law, at such time the Company shall also use commercially reasonable efforts to take all actions necessary to cause individuals designated by Merger Subsidiary to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors (or similar body) of each subsidiary of the Company identified by Merger Subsidiary (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board. The Company shall take all action requested by Merger Subsidiary necessary to effect any such election. In connection with the foregoing, the Company shall promptly take all action necessary to accomplish the foregoing, including at the option of Merger Subsidiary, convening a shareholder meeting to consider increasing the size of the Company Board or obtaining the resignation of such number of its current directors as is necessary to enable Merger Subsidiary’s designees to be elected or appointed to the Company Board as provided above. Upon written notice to the Company by Merger Subsidiary following the Company Board calling a shareholder meeting, and recommending and nominating Merger Subsidiary’s nominees to the Company Board pursuant to this Section 1.03(a), the Company shall use its commercially reasonable efforts to cause directors who are not parties to the Tender Agreement to resign from the Company Board.

(b)     The appointment of Merger Subsidiary’s designees to the Company Board pursuant to Section 1.03(a) shall be on the basis that, following the election of such designees to the Company Board pursuant to Section 1.03(a), and until the Effective Time, (i) the approval of a majority of the Continuing Directors shall be required to authorize (a) any amendment to or termination of this Agreement by the Company, (b) any extension of time for the performance of any of the obligations or other acts of Merger Subsidiary, (c) any waiver of compliance with any covenant of Merger Subsidiary or any condition to any obligation of the Company or any waiver of any right of the Company under this Agreement, and (d) any other consent or action by the Company Board with respect to this Agreement or the Merger and (ii) Merger Subsidiary shall not cause the Company’s memorandum or articles or association to be amended without the approval of the Continuing Directors. The authorization of any such matter by a majority of the Continuing Directors shall constitute the authorization of such matter by the Company Board, and no other action on the part of the Company or any other director of the Company shall be required to authorize such matter. The Continuing Directors shall have, and Merger Subsidiary shall cause the Continuing Directors to have, the authority to retain such counsel (which may include any law firm that was serving as counsel to the Company as of the date of this Agreement) and other advisors at the expense of the Company as determined by the Continuing Directors, and the authority to institute or commence any legal proceeding or take any other action on behalf of the Company to enforce any provision of this Agreement.

(c)     For purposes of this Section 1.03, “Continuing Director” shall mean any member of the Company Board, while such person is a member of the Company Board, who is not an Affiliate, representative or designee of Parent or Merger Subsidiary and was a member of the Company Board prior to the date of the Agreement, and any successor of a Continuing Director while such successor is a member of the Company Board, who is not an Affiliate, representative or designee of Parent or Merger Subsidiary and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.

Section 1.04.     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Cayman Companies Law”) and applicable Law, Merger Subsidiary shall be merged with and into the Company, and the separate existence of Merger Subsidiary shall cease. The Company shall continue as the surviving company (the “Surviving Company”) as the direct wholly-owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Subsidiary in accordance with the Cayman Companies Law and other provisions of applicable Law. The name of the Company shall be the name of the Surviving Company, and, until the Effective Time has occurred, the Surviving Company will not issue any new shares or adjust its capital owing to the Merger. The Memorandum and the Articles of Association of the Surviving Company is provided in Exhibit A.

Section 1.05.     Closing. The closing (the “Closing”) of the Merger shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, on September 19, 2014 (provided, that (subject to the following proviso) if the delisting procedures of the TSE permit a Closing earlier than September 19, 2013, then the Closing shall occur at such earlier date) at 10:00 a.m. local time (subject to the satisfaction or, as applicable, waiver of all of the conditions set forth in Article VII hereof); provided, that if all of the conditions set forth in Article VII hereof have not been satisfied, or, as applicable, waived, by such date and time, then as promptly as practical after the satisfaction or, as applicable, waiver of the conditions set forth in Article VII hereof, subject to the approval and authorization of the board meeting or the shareholders’ meeting of the Company. The date and time the Merger becomes effective is the “Effective Time”, which shall occur following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Merger Subsidiary and the Company and specified in the Merger Documents (as defined below). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Notwithstanding anything herein to the contrary, Merger Subsidiary shall (i) at the Company Shareholder Meeting, vote or cause to be voted all Shares held by it and its Affiliates in favor of the Merger and the transactions contemplated by this Agreement, (ii) within three (3) business days following receipt by the Company of the Company Shareholder Approval, file all necessary and appropriate applications with the TSE to delist all of the Company’s capital, and (iii) as soon as practicable (and in no event later than five (5) business days) following the later of (A) the satisfaction or, as applicable, waiver of all conditions set forth in Article VII hereof, and (B) the earliest time permitted to do so by the TSE, consummate the Closing in accordance with the terms of this Agreement.

Section 1.06.     Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Merger Subsidiary and the Company will duly execute and file a plan of merger in substantially the form attached hereto as Annex II (the “Plan of Merger”) and other documents required to effect the Merger by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law (together, the “Merger Documents”). Before the Effective Time, Merger Subsidiary and the Company shall duly file the Merger Documents with the Registrar of Companies of the Cayman Islands.

Section 1.07.     Effects. At the Effective Time, the Merger shall have the effects specified in this Agreement and in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Subsidiary and the Company in accordance with the Cayman Companies Law.

Section 1.08.     Organizational Documents. At the Effective Time, the memorandum and articles of association of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Company until thereafter amended as provided by applicable Law and such memorandum and articles of association; provided, however, that, at the Effective Time, Article I of the memorandum of association of the Surviving Company shall be amended to read as follows: “The name of the corporation is Integrated Memory Logic Limited”.

Section 1.09.     Directors and Officers. At the Effective Time, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Company, and the officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.10.     Merger Without Meeting of Shareholders. Notwithstanding anything in this Agreement to the contrary, but subject to Article VII, if, to the extent permitted by the Company’s Articles, following consummation of the Offer, Merger Subsidiary shall own at least 90% of the outstanding Shares pursuant to the Offer, the parties hereto shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the satisfaction of such conditions, without a meeting of stockholders of the Company, in accordance with Section 233(7) of the Cayman Companies Law and applicable Law.

ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT COMPANIES

Section 2.01.     Effect on Capital Stock.

(a)     Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) shall be cancelled and cease to exist, in consideration and exchange for the right to receive NT$91 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.02. If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any share issuance, share split, division or subdivision of shares, share dividend, reverse share split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Consideration shall be adjusted accordingly.

(b)     At the Effective Time, each of the Excluded Shares shall, by virtue of the Merger and without any action on the part of its holder, be cancelled and cease to exist without payment of any consideration or distribution therefor.

(c)     The applicable consideration to be issued upon the cancellation of Shares pursuant to Section 2.01(a) is referred to collectively as “Merger Consideration” (it being understood that when “Merger Consideration” is used with respect to the Shares, it refers to the consideration applicable thereto under Section 2.01(a), which shall exclude any Excluded Shares and any Dissenting Shares). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of the Shares shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon delivery of such shares in accordance with Section 2.02, without interest, or the rights of holders of Dissenting Shares hereunder. The Company Share Options shall be treated at the Effective Time as provided in Section 6.04.

(d)     At the Effective Time, each of the Dissenting Shares shall be cancelled and cease to exist in accordance with Section 2.03.

(e)     At the Effective Time, each ordinary share with a par value of NT$10 per share of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value NT$10 per share, of the Surviving Company. At the Effective Time, such ordinary shares shall be the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

(f)     “Excluded Shares” means collectively, the Shares beneficially owned by Merger Subsidiary and the Shares owned by the Company as treasury shares or any Subsidiary of the Company.

Section 2.02.     Exchange of Certificates.

(a)     Stock Agent. Promptly following the Effective Time, the Surviving Company shall have the Company’s share agent (the “Stock Agent”) pay the Merger Consideration in accordance with the terms of this Agreement. Merger Subsidiary shall deposit or cause to be deposited with Stock Agent cash equal to the Merger Consideration pursuant to Section 6.04 (such cash being hereinafter referred to as the “Exchange Fund”) at or prior to the Effective Time.

(b)     No Further Ownership Rights in Shares. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any and all of the Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the share transfer books of the Surviving Company in respect of the Shares that were issued and outstanding immediately prior to the Effective Time.

(c)     No Liability. None of Merger Subsidiary, the Company, the Surviving Company or the Stock Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(d)     Withholding Rights. Each of the Stock Agent, Parent, Merger Subsidiary and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld under applicable Tax Codes, or under any provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid. Except for such withholding rights, the recipient of any consideration payable pursuant to this Agreement is solely responsible for any and all liabilities for Taxes and expenses that may arise with respect to such consideration or other amounts payable pursuant to this Agreement.

Section 2.03.     Dissenting Shares.

(a)     Notwithstanding Section 2.01(a), but subject to the consummation of the Merger in accordance with Section 1.10 and to the extent available under the Cayman Companies Law and the Company’s Articles, any Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the Cayman Companies Law or the Company’s Articles (the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall be cancelled and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead by entitled to receive only the payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 238 or the Company’s Articles, except that each Share held by Dissenting Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to dissent from the Merger under Section 238 of the Cayman Companies Law or the Company’s Articles shall immediately thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and converted into, and to have become exchanged for, as of the later of the Effective Time or the time of such withdrawal or loss, the right to receive the Per Share Merger Consideration, without any interest thereon, pursuant to Section 2.02. Merger Subsidiary (or a designee of Merger Subsidiary) shall promptly deposit or cause to be deposited with the Stock Agent (and the Stock Agent shall be directed to promptly thereafter transmit to the Taiwan Depositary & Clearing Corporation) any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to perfect or who shall have effectively withdrawn or lost such right to seek payment of the value of such Shares.

(b)     Subject to the consummation of the Merger in accordance with Section 1.10 and to the extent available under the Cayman Companies Law and the Company’s Articles, in the event that any written notices of objection to the Merger are properly served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Law and the Company’s Articles, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within 20 days of the approval of the Merger by shareholders of the Company at the relevant duly called shareholders’ meeting.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Merger Subsidiary that, except as set forth in the letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any matter disclosed in one section of such letter shall be deemed to be disclosed in such other sections of such letter to which its relevance is readily apparent on the face of such information and without the need to examine underlying documentation), and except as set forth or incorporated by reference in the Filed Company Reporting Documents (as defined below) or in the exhibits thereto, from the Company to Merger Subsidiary (the “Company Disclosure Letter”):

Section 3.01.     Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent or Merger Subsidiary prior to the date of this Agreement true and complete copies of the Third Amended and Restated Memorandum and Articles of the Company, as amended to the date of this Agreement (as so amended, the “Company’s Articles”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

Section 3.02.     Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the issued and outstanding shares (or other ownership interests, as applicable) of each Company Subsidiary have been validly issued and are fully paid and non-assessable and are owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Encumbrances.

(a)     Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any shares, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.03.     Capital Structure.

(a)     The authorized share capital of the Company is of NT $1,000,000,000 divided into 100,000,000 Shares and the paid-in capital of the Company is of NT $742,344,220 divided into 74,234,422 shares. At the close of business on the business day immediately prior to date hereof (the “Reference Date”), the Company’s authorized share capital was composed of (i) 74,234,422 Shares (excluding treasury Shares) outstanding (and no other class or series of capital stock of the Company was issued and outstanding), (ii) no Shares held by the Company in its treasury, and (iii) 3,548,283 authorized but unissued Shares which are subject to outstanding Company Share Options and 1,500,000 authorized but unissued Shares reserved for future grant purposes under the Company’s Amended and Restated 2007 Share Plan, the Company’s 2011 Employee Share Option Plan and the Company’s 2012 Employee Share Option Plan (the “Company Share Plans”). Except as set forth above, at the close of business on the Reference Date, no other shares in the authorized share capital of the Company were issued, reserved for issued or outstanding. All issued and outstanding Shares are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Law, the applicable Law, the Company’s Articles, or any Contract to which the Company is a party or otherwise bound.

(b)     Section 3.03 of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all outstanding options to purchase Shares (collectively, together with any options granted after the date hereof, to the extent permitted by this Agreement, “Company Share Options”) under the Company Share Plans or otherwise, the number of Shares subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof. All Company Share Options are evidenced by Share option agreements, restricted Share award agreements, performance Share unit award agreements, restricted Share unit award agreements or other award agreements, in each case substantially in the forms attached to the Company Disclosure Letter, and no Share option agreement, restricted Share award agreement, performance Share unit award agreement, restricted Share unit award agreement or other award agreement contains terms that are inconsistent in any material respect with, or material terms in addition to, such forms. With respect to each Company Share Option, (w) each grant of a Company Share Option was duly authorized no later than the date on which the grant of such Company Share Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required shareholders’ approval by the necessary number of votes or written consents, (x) the award agreement governing such grant was duly executed and delivered by each party thereto and each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Laws and regulatory rules or requirements, including the rules of the Taiwan Stock Exchange (“TSE”) and the FSC, (y) the per share exercise price of each Company Share Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Share Option intended to qualify as an “incentive Share option”, and within the meaning of Section 409A of the Code, in the case of each other Company Share Option) of a Share on the applicable Grant Date and (z) each such grant was properly accounted for in accordance with accounting principles generally accepted in Taiwan (the “Accounting Principles”) in the financial statements (including the related notes) of the Company and disclosed in the Filed Company Reporting Documents in accordance with all applicable Laws. Each Company Share Option intended to qualify as an “incentive Share option” under Section 422 of the Code, if any, so qualifies. As of the close of business on the Reference Date, there were outstanding Company Share Options to purchase 3,329,283 Shares with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Share Options was equal to $2.18 (or for Company Share Options with exercise prices in NT$, the applicable price in US$ based on exchange rates for NT$ to US $ as of the Reference Date pursuant to Bloomberg (www.bloomberg.com)). Each Company Share Option may, by its terms, be treated at the Effective Time as set forth in Section 6.04(a). All issued and outstanding shares of the Company are, and all shares which may be issued pursuant to the Company Share Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. As of the close of business on the Reference Date, there is no outstanding indebtedness of the Company or any of the Company Subsidiaries. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”).

(c)     Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any share of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Shares. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has in place, or is subject to, a Shareholder rights plan, “poison pill” or similar plan or instrument.

Section 3.04.     Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, if required by Law, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered the Merger Agreement, and the Merger Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The fair market value of the non-exempt assets located in the United States of the Company and its Subsidiaries is less than $75.9 million.

(b)     The Board of Directors of the Company (the “Company Board”), subject to the recommendations made by the Special Committee of the Company in favor of or being neutral with respect to the Offer, at a meeting duly called and held at which a quorum of directors of the Company were present throughout the meeting, duly and unanimously (other than with respect to abstentions) adopted resolutions (i) approving and declaring advisable the Transaction Documents, the Merger and the other Transactions and approving the execution, delivery and performance of this Agreement and the Tender Agreement, (ii) determining that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its shareholders, and (iii) making the Offer Recommendation and recommending that the Company’s shareholders, where applicable, adopt this Agreement, give the Company Shareholder Approval and approve the other Transactions contemplated hereby (the “Merger Recommendation”).

Section 3.05.     No Conflicts; Consents. (a) The execution, delivery and performance by the Company of each Transaction Document to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material right or benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company’s Articles or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (a “Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (ii) above, any Contract that is not material to the Company and the Company Subsidiaries taken as a whole, or in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)     Assuming the accuracy of the market share and turnover information provided by Parent to the Company, no consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or permit from, any Taiwan, Cayman Islands, U.S. federal, state, local or foreign government or any court of competent jurisdiction, administrative agency, department or commission or other governmental authority or instrumentality, domestic or foreign, including any entity or enterprise owned or controlled by a government, or a public international organization (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions, other than (i) the filing with the FSC, MOPS and the TSE (as applicable) of such reports, applications or other documents under applicable Law, as may be required in connection with the Transaction Documents, the Merger and the other Transactions, (ii) the filing of the Merger Documents with the Registrar of Companies of the Cayman Islands and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, and (iii) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06.     FSC and TSE Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) required to be filed by the Company with the FSC and the TSE pursuant to applicable Law (such documents, together with any documents filed during such period by the Company with the FSC and the TSE on a voluntary basis or otherwise, the “Company Reporting Documents”) since January 1, 2012.

(b)     As of their respective dates, the Company Reporting Documents complied in all material respects with the requirements of all applicable securities Laws as the case may be, and the rules and regulations of the FSC promulgated thereunder applicable to such Company Reporting Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company Reporting Document has been revised or superseded by a later filed Company Reporting Document, none of the Company Reporting Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company Reporting Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the FSC and the TSE with respect thereto, have been prepared in accordance with the Accounting Principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). There are no amendments or modifications to Company Reporting Documents previously filed with or submitted to the FSC or TSE that are required to be filed or submitted pursuant to the Taiwan Statute or TSE rules, but that have not yet been so filed or submitted.

(c)     Except as set forth in the Company Reporting Documents (excluding any disclosures in any “risk factors” section or any disclosures that are forward-looking or predictive in nature) filed and publicly available not less than two business days prior to the date of this Agreement (the “Filed Company Reporting Documents”), neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by the Accounting Principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

(d)     Neither the Company nor the Company Subsidiaries are, or have at any time been, subject to the reporting requirements of Sections 13(a) or Section 15(d) of the Exchange Act.

(e)     The Company has not received any oral or written notification of a (i) “significant deficiency” or (ii) “material weakness” in the Company’s and the Company Subsidiaries’ internal controls, and, to the knowledge of the Company, there is no set of circumstances that could reasonably be expected to result in a “significant deficiency” or “material weakness” in the internal controls of the Company or any of the Company Subsidiaries that is required to file reports with the FSC or TSE under applicable Law, including the Taiwan Statute.

(f)     Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements”.

(g)     The Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with the Accounting Principles, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Principles, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(h)     The disclosure controls and procedures of the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under applicable Law is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the FSC and TSE, and that all such information required to be disclosed by the Company in the reports that it files or submits under applicable Law is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under applicable Law with respect to such reports.

(i)     The Company is in material compliance with the applicable listing standards and corporate governance rules of the FSC and TSE.

(j)     Since January 1, 2012, neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or its internal controls, including any complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No person has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

Section 3.07.     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Recommendation Statement will, at the time such document is filed with the FSC, at any time it is amended or supplemented at the time it becomes effective under applicable Law, at the time it is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Recommendation Statement will comply as to form in all material respects with the requirements of applicable Law and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Merger Subsidiary for inclusion or incorporation by reference therein.

Section 3.08.     Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company Reporting Documents to the Acceptance Date, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(i)     any event, change, effect, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(ii)     any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Merger Subsidiary pursuant to the second sentence of Section 5.01(a) of this Agreement; or

(iii)     any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate, is material to the Company and the Company Subsidiaries taken as a whole.

Section 3.09.     Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and each Company Subsidiary has timely paid all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). No claim has ever been made in writing by a Governmental Entity in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.

(b)     Neither the Company nor any Company Subsidiary is delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, asserted or assessed in writing against the Company or any Company Subsidiary. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any Tax with respect to the Company or any Company Subsidiary, and no such waivers or extensions have been granted by any taxing authority. There is no audit or other proceeding presently pending or, to the knowledge of the Company, threatened with regard to any Tax matter concerning the Company or any Company Subsidiary.

(c)     The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements contained in the Filed Company Reporting Documents, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the most recent financial statement contained in the Filed Company Reporting Documents, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)     There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(e)     There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries, and, after the Closing Date, none of the Company and the Company Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f)     None of the Company and the Company Subsidiaries has been a member of an affiliated group filing a consolidated income Tax Return (other than a group the common parent of which is the Company). None of the Company and the Company Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) (i) pursuant to any Tax Code, (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g)     Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder or other third party.

(h)     Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of any applicable Tax Code) in a distribution of stock intended to qualify for tax-free treatment under any applicable Tax Code either (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of any applicable Tax Code in conjunction with the Offer and the Merger.

(i)     Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “reportable transaction” as set forth in Treasury Regulation Sections 1.6011-4(b)(1).

(j)     Neither the Company nor any of the Company Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(k)     The Company has provided or made available to Parent or Merger Subsidiary all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company and any Company Subsidiary. The consummation of the Contemplated Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(l)     The Company and each Company Subsidiary is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Company Subsidiary.

(m)     There are no adjustments under Section 481 of the Code that are required to be taken into account by the Company or any Company Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(n)     Neither the Company nor any Company Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(o)     Neither the Company nor any Company Subsidiary is treated as either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(p)     Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; (ii) prepaid amount received on or prior to the Closing Date, or (iii) election under Code Section 108(i).

(q)     The Company is treated as a U.S. corporation for U.S. federal income tax purposes.

(r)     For purposes of this Agreement:

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including: (i) taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use shares, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; (ii) alternative or add-on minimum; (iii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (iv) license, registration and documentation fees; (v) customers’ duties, tariffs and similar charges; and (vi) any liability or obligations with respect to any items described in clauses (i) to (iv) above under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as successor or transferee, by contract or otherwise.

“Tax Return” means all Taiwan, Cayman Islands, U.S. federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including any exhibits and attachments to any of the above.

Section 3.10.     Company Benefit Plans.

(a)     Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes hereof, “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, Share options, Share appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may in the future have any liability (contingent or otherwise).

(b)     The Company has made available the following documents to Parent or Merger Subsidiary with respect to each material Company Benefit Plan: (1) correct and complete copies of all material documents embodying such Company Benefit Plan, including and if applicable all amendments thereto, and all related trust documents, (2) a written description of any Company Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three most recent annual actuarial valuations, if any, (5) all Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Entity received in the last three years, (8) all discrimination tests for the most recent three plan years, and (9) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts, and group insurance contracts, and any and all forms of award or similar agreements thereunder.

(c)     Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including ERISA and the Code, which are applicable to such Company Benefit Plans. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Benefit Plans have in all respects been timely made or accrued. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Company Benefit Plan has been adopted since the date of such letter covering such Company Benefit Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d)     No Company Benefit Plan or other plan currently or ever in the past six years maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current ERISA Affiliates is or was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any person that, together with the Company or any of Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e)     Neither the Company nor any Company Subsidiary is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and each of the Company Subsidiaries have complied with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA in all material respects. No “Prohibited Transaction”, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or any Company Subsidiary and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.

(f)     No Company Benefit Plan provides, or reflects or represents any liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and the Company Subsidiaries other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under a Company Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 3.10(a) of the Company Disclosure Letter.

(g)     Neither the Company nor any Company Subsidiary are a party to any contract, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment as a result of the Contemplated Transactions of any amount that would not be deductible by the Company or such Company Subsidiary by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, and to the knowledge of the Company, there is no such contract, plan or arrangement. Except as described herein, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle such employee or former employee to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, (3) trigger any obligation to fund any Company Benefit Plan, or (4) result in any breach or violation of, or a default under, any Company Benefit Plan.

(h)     No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the knowledge of the Company, threatened against or with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such Company Benefit Plan). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.

(i)     With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (1) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid the imposition of any tax, interest or penalty thereunder; (2) since January 1, 2009, the document or documents that evidence each such plan have been in documentary compliance with the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code; and (3) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Benefit Plan is funded through an offshore trust or would otherwise result in a transfer of property under Section 409A(b) of the Code.

(j)     Except as set forth on Section 3.06(j) of the Company Disclosure Letter, no Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, (ii) all Foreign Benefit Plans that are required to be fully funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the most recent balance sheet included in the Filed Company Reporting Documents, and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Benefit Plans.

Section 3.11.     Litigation. Except as disclosed in the Filed Company Reporting Documents, there is no material Action (or group of related Actions) pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any of the directors or officers of the Company or any of the Company Subsidiaries in their capacity as such. The term “Action” means suit, action, hearing, investigation, inquiry, claim, charge, action, arbitration, governmental investigation or other legal or administrative proceeding. Neither the Company nor any of the Company Subsidiaries, nor any officer, director or employee of the Company or any of the Company Subsidiaries, has been permanently or temporarily enjoined by any Order of any court or Governmental Entity or any arbitral or other dispute resolution body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Company Subsidiary, nor, to the knowledge of the Company, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiaries under investigation by any Governmental Entity. There is no Order enjoining or requiring the Company or any of the Company Subsidiaries to take any action of any kind with respect to its business, assets or properties. The term “Order” means order, writ, injunction or decree.

Section 3.12.     Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Judgments and Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws (“Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that are not material to the Company and the Company Subsidiaries taken as a whole. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits, that are not material to the Company and the Company Subsidiaries taken as a whole. Each of the Offer and the Merger, in and of itself or collectively, would not cause the revocation or cancellation of any such Permit that is material to the Company and the Company Subsidiaries taken as a whole.

Section 3.13.     Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than the RBC Capital Markets (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent or Merger Subsidiary complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. An estimate of the fees and expenses of all accountants, brokers, financial advisors (including the Company Financial Advisor), legal counsel, financial printers and other persons retained by the Company or any of the Company Subsidiaries incurred or to be incurred by the Company or any of the Company Subsidiaries in connection with this Agreement or the Contemplated Transactions is set forth opposite the name of such advisor or other person in Section 3.13 of the Company Disclosure Letter.

Section 3.14.     Opinion of Financial Advisor. The Company has received the opinion of the KPMG Corporate Finance Co. Ltd., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received pursuant to the Offer and the Merger by the holders of Shares is fair to such holders from a financial point of view, a signed copy of which opinion has been delivered to Merger Subsidiary for information purposes only.

Section 3.15.     Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties or any other property but arising from the Company’s or any of the Company Subsidiaries’ properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (z) received any written notice (A) of any violation of any statute, Law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the Company’s or any of the Company Subsidiaries’ properties or any other properties (collectively, “Environmental Laws”) or the institution or pendency of any Action by any Governmental Entity or any third party in connection with any such violation, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, or (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Environmental Law.

(a)     No Environmental Law imposes any obligation upon the Company or any of the Company Subsidiaries arising out of or as a condition to any Transaction, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon the Company’s or any of the Company Subsidiaries’ properties under any Environmental Law.

Section 3.16.     Material Contracts; Debt Instruments. (a) Subsections (i) through (xiv) of Section 3.16(a) of the Company Disclosure Letter contain a list of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound as of the date of this Agreement (such Contracts, the “Company Material Contracts”):

(i)     any outbound lease, license, sale or other similar agreement providing for the sale, lease or license by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments to the Company and/or any of the Company Subsidiaries of $200,000 or more, or (B) aggregate payments to the Company and/or any of the Company Subsidiaries of $500,000 or more over the next five (5) years, except for any such contract between the Company and any of the Company Subsidiaries;

(ii)     any inbound lease, license, purchase or other similar agreement for the purchase, lease or license by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments by the Company and/or any of the Company Subsidiaries of $200,000 or more, or (B) aggregate payments by the Company and/or any of the Company Subsidiaries of $500,000 or more over the next five (5) years, except for any such contract between the Company and any of the Company Subsidiaries;

(iii)     any Contract of the Company or any Company Subsidiary (A) evidencing indebtedness for borrowed money of the Company or any Company Subsidiary; (B) guaranteeing any such indebtedness of another person; (C) constituting debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary; (D) guaranteeing any debt securities of another person; (E) constituting a “keep well” or other agreement to maintain any financial statement condition of another person or (F) having the economic effect of any of the foregoing, except in each case for any such contract or agreement between the Company and any of the Company Subsidiaries (all contracts listed or required to be listed in Section 3.16(a)(iii) of the Company Disclosure Letter, “Debt Instruments”);

(iv)     any joint venture, partnership, strategic alliance, or similar agreement;

(v)     any contract or agreement relating to the acquisition or disposition of any business, material amount of assets or any interest therein under which the Company or any of the Company Subsidiaries has any material outstanding rights or obligations;

(vi)     any contract or agreement that limits, or purports to limit, in any material respect, the ability of the Company or any of the Company Subsidiaries to compete in a line of business or with any person or in any geographic area or during any period of time;

(vii)     any Contract that, upon the consummation of the Contemplated Transactions, will result in any of Merger Subsidiary or any of its subsidiaries or the Company (including as the Surviving Company) or any of the Company Subsidiaries, granting any rights or licenses to any material Intellectual Property of any of Parent or any of its subsidiaries or the Company (including as the Surviving Company) or any of the Company Subsidiaries, to any third party;

(viii)     any Contract that provides for remaining annual consideration or revenue in an amount in excess of $200,000;

(ix)     any Contract to which the Company or any Company Subsidiary is a party with any officer, employee, independent contractor or director of the Company or any Company Subsidiary that provides for the payment of annual compensation or potential compensation (including, but not limited to, wages, salary, consulting fees, bonuses, commissions and/or severance pay) in excess of $200,000;

(x)     any Contract that is a collective bargaining agreement or other agreement with any labor union, employees’ association or other employee representative of a group of employees of the Company or any Company Subsidiary;

(xi)     any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;

(xii)     any Contract with (x) a supplier that is sole source or that is otherwise material to the Company’s business or (y) a foundry, a vendor of wafers or a contract manufacturer of integrated circuits;

(xiii)     any Contract that is for the purchase or sale of real property, or is a lease of real property, of the Company or any Company Subsidiary;

(xiv)     each material Contract to which the Company or any Company Subsidiary is a party entered into in the last three (3) years in connection with the settlement or other resolution of any actual or threatened Action;

(xv)     any material contract required to be disclosed pursuant to any applicable Law, rule or regulation of the FSC or TSE); and

(xvi)     any Contract (excluding benefit plans and equity incentive plans that are available to all employees of the Company and set forth on Section 3.10(a) of the Company Disclosure Letter) with any Shareholder, director, officer or affiliate of the Company or any of the Company Subsidiaries.

(b)     The Company and each of the Company Subsidiaries that is a party to a Company Material Contract has performed in all material respects all obligations to be performed by it under such Company Material Contract. Neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or threatened cancellation relating to a Company Material Contract or has any knowledge that a Company Material Contract is likely to be cancelled, other than upon any expiration of such Company Material Contract in accordance with its terms.

(c)     Each Company Material Contract is a written Contract, is a valid and binding agreement, is in full force and effect, and is enforceable by the Company or the Company Subsidiary that is a party thereto against each other party thereto in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. To the knowledge of the Company, each other party to a Company Material Contract is not in default or in breach in any material respect of any such Company Material Contract.

(d)     As of the date hereof, no Company Material Contract is actively under re-negotiation, and, to the knowledge of the Company, no party thereto has requested the Company, or is seeking, to re-negotiate or modify any such Company Material Contract.

(e)     The Company has made available to Parent or Merger Subsidiary a true and complete copy of the Debt Instruments. The Company and each of the Company Subsidiaries that is a party to a Debt Instrument is in compliance with all covenants in such Company Material Contract and has been in compliance with all such covenants since January 1, 2012. Section 3.16(a)(iii) of the Company Disclosure Letter sets forth a complete and correct schedule as of the date hereof indicating all amounts owing under each of the Company Material Contracts, together with the per annum interest rate and the maturity date.

Section 3.17.     Title to Properties. (a) Each of the Company and each of the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens (other than Permitted Encumbrances).

(b)     Neither the Company nor any Company Subsidiary owns any real property. Each of the Company and each of the Company Subsidiaries have complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect. Each of the Company and each of the Company Subsidiaries enjoy peaceful and undisturbed possession under all such leases. Section 3.13(b) of the Company Disclosure Letter lists all lease agreements for all real property leased by the Company and the Company Subsidiaries.

(c)     All personal property owned or leased by the Company or any Company Subsidiary and all buildings, structures, fixtures and other improvements included in any real property owned or leased by the Company or any Company Subsidiary have been properly maintained and in are in good and working order and repair, ordinary wear and tear excepted, free from known defects in construction or design and usable for their intended purposes in the ordinary course of the Company’s and the Company Subsidiaries’ business. No zoning or similar land use restrictions are currently in effect or, to knowledge of the Company, proposed by any Governmental Entity that would impair the operation of the Company’s or any Company Subsidiary’s business as currently conducted or which would impair the use, occupancy and enjoyment of any of the real property owned or leased by the Company or any Company Subsidiary in any material respect. To the knowledge of the Company, all of the real property owned or leased by the Company or any Company Subsidiary is in material compliance with all applicable zoning or similar land use restrictions of all Governmental Entities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of such real property. Neither the Company nor any Company Subsidiary has received any notice from any person with regard to (i) encroachments on or off the real property owned or leased by the Company or any Company Subsidiary, (ii) violations of building codes, zoning regulations, subdivision covenants, or (iii) material defects in the good, valid and marketable title of the real property owned or leased by the Company or any Company Subsidiary. No claim or right of adverse possession by any third party has been claimed or, to knowledge of the Company, threatened with respect to the real property owned or leased by the Company or any Company Subsidiary. No portion of the real property owned or leased by the Company or any Company Subsidiary is subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Entity, and no such sale, condemnation, expropriation or taking been proposed or, to knowledge of the Company, threatened.

Section 3.18.     Intellectual Property. (a) The business and operations of the Company and the Company Subsidiaries as currently conducted (including the use, development, manufacture, marketing, license, sale or furnishing of any products (including products under development) and services of the Company or any Company Subsidiary) have not and do not infringe on the Intellectual Property rights of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. There are no pending adversarial proceedings brought against the Company or any of the Company Subsidiaries with respect to (i) any alleged infringement by the Company or any of the Company Subsidiaries of any Intellectual Property of a third party, (ii) any alleged unfair competition or trade practices by the Company or any of the Company Subsidiaries, or (iii) any challenge of any Company Owned IP by a third party. Neither the Company nor any of the Company Subsidiaries has received within the five (5) year period prior to the date hereof any written notice from any third party alleging infringement of such third party’s Intellectual Property, alleging unfair competition or trade practices by the Company or any of the Company Subsidiaries, or challenging any Company Owned IP.

(b)     To the knowledge of the Company and the Company Subsidiaries, no person (including any current or former employee or consultant of the Company or any of the Company Subsidiaries) is infringing, violating or misappropriating any of the Company Owned IP, or any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries. There are no pending adversarial proceedings involving the Company or any Company Subsidiary with respect to any Company Owned IP or, to the knowledge of the Company and the Company Subsidiaries, any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries, except with respect to any pending applications that are the subject of examination proceedings by the USPTO and/or corresponding foreign patent and trademark offices. Neither the Company nor any Company Subsidiary has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Owned IP or any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries.

(c)     The Company or one of the Company Subsidiaries, owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property necessary to conduct the business and operations of the Company and the Company Subsidiaries as currently conducted. Without limiting the foregoing, the Company or one of the Company Subsidiaries owns or has sufficient licenses or rights (including, as applicable, a sufficient number of seat or site licenses) for the software and documentation and the computer, communications and network systems internally used by the Company and the Company Subsidiaries to design, develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test any of their products, and except as expressly set forth in the Inbound License Agreements, neither the Company nor any of the Company Subsidiaries is currently required to make or accrue any royalty or other payment to any person in connection with any of the foregoing. Section 3.18(c) of the Company Disclosure Letter contains a true and complete list of all agreements granting licenses or similar rights to the Company or any of the Company Subsidiaries under any Intellectual Property of a third party, other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and material transfer agreements entered into by the Company or any of the Company Subsidiaries in the ordinary course of business (“Inbound License Agreements”). The Company and each Company Subsidiary is in compliance with all material terms and conditions of all Inbound License Agreements. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Contemplated Transactions will not cause the breach, modification, cancellation, forfeiture, termination, loss of rights under, or suspension of, or acceleration of any payments with respect to, any Inbound License Agreements.

(d)     Section 3.18(d) of the Company Disclosure Letter contains a true and complete list of all agreements, as of the date hereof, to which the Company or any of the Company Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from Company Owned IP (excluding non-exclusive licenses granted to customers, distributors, and suppliers of the Company’s and the Company Subsidiaries’ products in the ordinary course of business), including any rights to Company Source Code. The Company and each Company Subsidiary is in compliance with all material terms and conditions of all such agreements.

(e)     Section 3.18(e) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of (i) all worldwide registrations made by or on behalf of the Company or any of the Company Subsidiaries of any Company Owned IP with any Governmental Entity, and (ii) all applications filed by the Company or any Company Subsidiary to secure their interest in Company Owned IP, and where applicable, the jurisdiction in which each application been applied for, filed, issued or registered, the filing or issue date, and the application number and registration number (if applicable) (“Company Registrations”). Each item of Company Owned IP, including the Company Registrations, (x) is exclusively owned by the Company or one of the Company Subsidiaries free and clear of any Liens (other than Permitted Encumbrances) and (y) is not subject to any outstanding judicial order, decree, judgment or stipulation or agreement materially restricting the licensing, assignment, transfer, use or conveyance thereof by the Company or the applicable Company Subsidiary. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations have been timely paid by or on behalf of the Company and the Company Subsidiaries, and all office actions, affidavits and other documents due in connection therewith as of the date hereof have been timely filed by the Company and the Company Subsidiaries. None of the Company Registrations have been adjudged invalid or unenforceable, and there are no pending adversarial proceedings challenging the validity or enforceability of such Company Registrations, except for the pending applications included on such schedule that are the subject of examination proceedings by the USPTO and/or corresponding foreign patent and trademark offices.

(f)     The policy of the Company and the Company Subsidiaries requires each employee of the Company or any of the Company Subsidiaries involved in the development of any Intellectual Property for the Company and the Company Subsidiaries to sign agreements assigning, to the extent permitted by applicable law, to the Company or the applicable Company Subsidiary all Intellectual Property made, written, developed or conceived by such employee during the course of his or her employment by the Company or the applicable Company Subsidiary and relating to the business of the Company or the applicable Company Subsidiary to the extent that ownership of any such Intellectual Property rights does not vest in the Company or the applicable Company Subsidiary by operation of law. The Company and the Company Subsidiaries have obtained such assignment agreements from all such former and current employees, all of which have been (i) properly executed and delivered to the Company or its applicable Company Subsidiary, and (ii) properly recorded with the applicable Governmental Entity to the extent that failure to do so would result in the waiver or forfeiture of any material rights of the Company or any Company Subsidiary under such Intellectual Property rights. To the extent any third party has been retained to develop or create Intellectual Property for the Company or any of the Company Subsidiaries, the Company or such Company Subsidiary has obtained ownership of such Intellectual Property by way of an enforceable written assignment agreement.

(g)     The Company and the Company Subsidiaries have taken reasonable steps to protect and preserve the proprietary nature of each item of material Company Owned IP and to maintain in confidence trade secrets and confidential information comprising a part thereof. The Company and each of the Company Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy.

(h)     None of the Company or any of the Company Subsidiaries has licensed, distributed or disclosed, and knows of no distribution or disclosure by any other person (including any former or current employees and contractors of the Company or any of the Company Subsidiaries) of the source code for any software included in the products of the Company or any Company Subsidiary or other confidential information (including algorithms), constituting, embodied in or pertaining to such software (“Company Source Code”) to any person, except pursuant to the agreements listed in Section 3.18(d) of the Company Disclosure Letter and each of the Company and each of the Company Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the Contemplated Transactions, result in the disclosure or release of such Company Source Code by the Company, any of the Company Subsidiaries or any escrow agent(s) or any other person to any third party.

(i)     Neither the Company nor any Company Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person; none of the Company Owned IP is required to be licensed under any agreement with such organizations; and none of the Company Owned IP has been submitted to any licensing entity, standards body or representative thereof for a determination of essentiality to or inclusion in an industry standard, nor has any request been made therefor by a third party.

(j)     To the knowledge of the Company and the Company Subsidiaries, the products of each of the Company and each of the Company Subsidiaries do not contain any disabling device, virus, worm, back door, trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. To the knowledge of the Company and the Company Subsidiaries, the business of each of the Company and each of the Company Subsidiaries as currently conducted does not use or develop, or engage in, encryption technology, or other similar technology, the development, commercialization or export of which is restricted under applicable Law, and each of the Company and each of the Company Subsidiaries has been and is in compliance with all applicable export restrictions relevant to such technology.

(k)     No product or software of the Company or any Company Subsidiary embodying Company Owned IP (including any firmware and other software embedded in hardware devices) has been or is being distributed by the Company or any of the Company Subsidiaries, in whole or in part, or was used, or is being used in conjunction with any Open Source Software by the Company or any of the Company Subsidiaries in a manner which would require that such product or software of the Company or any Company Subsidiary be disclosed or distributed in source code form, licensed for the purpose of making derivative works or made available at no charge. The Company and the Company Subsidiaries are in compliance in all material respects with all requirements, terms and conditions of licenses to Open Source Software, including with respect to author or copyright attributions. “Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

(l)     None of Company or any of the Company Subsidiaries has sought, applied for or received any support, funding, resources or assistance from any Governmental Entity or quasi-governmental agency or funding source in connection with the development or commercialization of the products of the Company or any of the Company Subsidiaries or any facilities or equipment used in connection therewith.

(m)     The Company and the Company Subsidiaries have taken all commercially reasonable measures consistent with industry practice to protect the information technology systems used in connection with the operation of their businesses (“IT Systems”) from any contaminants that permit unauthorized access or the unauthorized disablement or erasure of data or software. The IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the business of the Company as currently conducted and as contemplated to be conducted as of the date hereof, and are scalable to meet current and reasonably anticipated capacity. The IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects since being installed. To the knowledge of the Company and the Company Subsidiaries, there have been no unauthorized intrusions or breaches of the security of the IT Systems, including those used for the collection, storage or retrieval of customer information, and the data and information which they store or process has not been corrupted in any discernable manner or accessed without the Company’s or Company Subsidiary’s authorization, as applicable.

(n)     For purposes hereof:

(i)     “Company Owned IP” means each item of Intellectual Property owned by the Company or any of the Company Subsidiaries.

(ii)     “Intellectual Property” means any or all rights in or arising out of: (i) all United States, international and foreign patents and applications therefor and all reissues, re-examinations, divisions, renewals, extensions, continuations and continuations-in-part thereof, (ii) all trade secrets and proprietary information, (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, trade dress, logos, registered Internet domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, or (vii) any equivalent rights to any of the foregoing throughout the world.

(iii)     “USPTO” means the United States Patent and Trademark Office.

Section 3.19.     Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the knowledge of the Company, since January 1, 2012 neither the Company nor any of the Company Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns, picketing or lockouts. There is no unfair labor practice charge or complaint or other Action pending, or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries before the National Labor Relations Board or any similar Governmental Entity. Each of the Company and the Company Subsidiaries is, and has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination, harassment or retaliation in employment, terms and conditions of employment, termination of employment, wages, overtime and minimum wage classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Neither the Company nor any Company Subsidiary has effectuated, and neither the Company nor any Company Subsidiary intends to effectuate, (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act) affecting any single site of employment or facility of the Company or any Company Subsidiary; or, in the case of clauses (i) and (ii) of this sentence, any similar action under any comparable Law requiring notice to employees in the event of a plant closing, layoff or substantial cessation or relocation of industrial or commercial operations. Each of the Company and each of the Company Subsidiaries has complied in all material respects with any applicable Law with respect to the employment, discharge or layoff of any such employee, including the WARN Act and any comparable Law. To the extent permitted under applicable Law, each employee of the Company and each Company Subsidiary is employed on an “at will” basis. Each of the Company and the Company Subsidiaries has properly classified (i) employees as exempt from applicable overtime and minimum wage Laws and (ii) consultants as independent contractors under applicable Tax reporting, withholding and related Laws. Since January 1, 2012, neither the Company nor any of the Company Subsidiaries has been a party to, or threatened with, any Action based on any alleged violation of any employment Laws or Contracts. Neither the Company nor any of the Company Subsidiaries has received notice from any Governmental Entity that any of its current or former employees has a name that does not match the social security number maintained by such Governmental Entity. Neither the Company nor any of the Company Subsidiaries is a party to any agreement for the provision of labor from any third party staffing agency or vendor.

Section 3.20.     Vote Required. Unless the Merger is effected pursuant to Section 233(7) of the Company Companies Law, the only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Plan of Merger and the Merger is (i) a special resolution, which requires the approval and authorization of this Agreement, the Plan of Merger and the Merger by the affirmative vote of a majority of not less than two-thirds of votes cast by such shareholders of the Company as, being entitled to do so, vote in person, or where proxies are allowed, by proxy at a general meeting attended by shareholders of the Company representing more than one-half of the total issued and outstanding Shares of the Company, and (ii) a Supermajority Resolution as specified in the Company’s Articles, which requires a resolution adopted by a majority vote of the shareholders of the Company present and entitled to vote on such resolution at a general meeting attended in person or by proxy by shareholders of the Company who represent two-thirds or more of the total issued and outstanding Shares of the Company or if the total number of Shares of the Company represented by the shareholders of the Company present at the general meeting is less than two–thirds of the total outstanding Shares of the Company, but more than half of the total outstanding Shares of the Company, a resolution adopted at such general meeting by the shareholders of the Company who represent two-thirds or more of the Shares present and entitled to vote on such resolution (together with the Special Resolution, the “Company Shareholder Approval”). To the Knowledge of the Company, no “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover law or regulation of any jurisdiction that may purport to be applicable to this Agreement applies to the Merger or the Offer.

Section 3.21.     Privacy and Data Security. The Company has made available to Merger Subsidiary true and correct copies of all current website privacy policies adopted by the Company or any of the Company Subsidiaries in connection with its operations. Except as would not result in a material liability to the Company or any of the Company Subsidiaries, each of the Company and the Company Subsidiaries has (i) complied with any applicable Law related to the protection, privacy and security of sensitive personal information, (ii) not violated its applicable privacy policies and (iii) taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to any of the Company or any of the Company Subsidiaries in accordance with its applicable privacy policies.

Section 3.22.     Research, Development, Distribution, Marketing, Supply and Manufacturing Agreements. (a) Section 3.22(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each material Contract to which the Company or any of the Company Subsidiaries is a party as of the date hereof and pursuant to which amounts of more than $100,000 in the aggregate over the life of such Contract have been or will be paid to any party other than the Company or any of the Company Subsidiaries, relating to research, testing, development, distribution, sale, supply, license, marketing or manufacturing by third parties of (i) products (including products under development) and services of the Company or any Company Subsidiary, (ii) products (including products under development) and services licensed by the Company or any Company Subsidiary or (iii) the Intellectual Property rights of the Company or any Company Subsidiary, other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and material transfer agreements entered into by the Company or any of the Company Subsidiaries in the ordinary course of business (collectively, all such Contracts, the “Specified Contracts”). The Company has made available to Parent or Merger Subsidiary a complete and accurate copy of each Specified Contract and any notice delivered pursuant to or in connection with any Specified Contract. None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto is in material violation of or in material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Specified Contract to which it is a party or by which it or any of its properties or other assets is bound.

(b)     None of the Specified Contracts or any other Contract to which the Company or any of the Company Subsidiaries is a party (i) grants or obligates the Company or any Company Subsidiary to grant an exclusive right to any third party for the research, testing, development, distribution, sale, supply, license, marketing or manufacturing of any product or Intellectual Property right, (ii) provides for the payment by the Company or any Company Subsidiary of any early termination fees in excess of $25,000 or (iii) requires or obligates the Company or any Company Subsidiary to purchase specified minimum amounts of any product or to perform or conduct research, testing or development for the benefit of any person other than the Company or any Company Subsidiary.

Section 3.23.     Relationships with Customers, Distributors and Suppliers.

(a)     Between January 1, 2012 and the date hereof, no customer, distributor or supplier of the Company or any of the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, has canceled or otherwise terminated, or provided written notice to the Company or any of the Company Subsidiaries of its intent, or, to the knowledge of the Company, threatened, to terminate its relationship with the Company or the applicable Company Subsidiary, or, between January 1, 2012 and the date hereof, decreased or limited in any material respect, or provided notice to the Company or any of the Company Subsidiaries of its intent, or, to the knowledge of the Company, threatened, to limit in any material respect, its purchases from or sales to the Company or any of the Company Subsidiaries.

(b)     Section 3.23(b) of the Company Disclosure Letter lists (i) the top ten customers and the top ten distributors of the Company and the Company Subsidiaries, taken as a whole, for each of the years 2013, 2012 and 2011, and their respective contribution to the Company’s consolidated net revenues for those years and (ii) the top three customers of the Company and the Company Subsidiaries, taken as a whole, for each of the Company’s and the Company Subsidiaries’ new products for the period of March 30, 2014 to the date hereof. None of such customers or distributors has informed the Company or any Company Subsidiary that it intends to terminate its purchases from the Company and the Company Subsidiaries in 2014 or thereafter.

(c)     Section 3.23(c) of the Company Disclosure Letter lists the top ten suppliers of the Company and the Company Subsidiaries, taken as a whole, for each of the years 2013, 2012 and 2011, and their respective contribution to the Company’s and the Company Subsidiaries’ products manufactured for those years. None of such suppliers has informed the Company or any Company Subsidiary that it intends to decrease or terminate its manufacture of products for the Company and the Company Subsidiaries in 2014 or thereafter.

Section 3.24.     Affiliate Transactions; Insider Interests. (a) Since January 1, 2012, there are and have been no transactions, arrangements, understandings or Contracts between the Company or any of the Company Subsidiaries, on the one hand, and (i) affiliates of the Company or any Company Subsidiary (other than its wholly-owned Company Subsidiaries) or (ii) persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under the Taiwan Statute or the TSE rules.

(b)     To the knowledge of the Company, no officer or director of the Company or any of the Company Subsidiaries has any material interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of the Company Subsidiaries.

Section 3.25.     Certain Business Practices; Export Compliance. (a) Neither the Company, any Company Subsidiary or any director, officer, or employee, nor to the Company’s knowledge, any of the Company’s agents or any other person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act or any other applicable anti-bribery or anti-corruption laws, nor has the Company, or to the Company’s knowledge, any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of: (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or ) assisting the Company or any Company Subsidiary in obtaining or retaining business for or with, or (5) directing business to, the Company or any Company Subsidiary. Each transaction is properly and accurately recorded in all material respects on the books and records of the applicable Company or Company Subsidiary, and each document upon which entries such books and records are based is complete and accurate in all material respects. Each Company and Company Subsidiary maintains a system of internal accounting controls reasonably designed to insure that such Company or Company Subsidiary maintains no off-the-books accounts and such Company’s or Company Subsidiary’s assets are used only in accordance with such Company’s or Company Subsidiary’s management directives. Without limiting the foregoing, there are no pending or, to the Company’s knowledge, threatened Actions against the Company or any of the Company Subsidiaries or internal investigations with respect to the Company’s or such Company Subsidiary’s compliance with applicable anti-bribery laws.

(b)     The Company and each of the Company Subsidiaries have at all times been in compliance with all applicable Export Control and Economic Sanctions Laws, including the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the regulations administered by the Office of Foreign Assets Control (31 C.F.R. Part 500) and the Customs Regulations (19 C.F.R. §§ 1-357) Without limiting the foregoing, there are no pending or, to the Company’s knowledge, threatened Actions against the Company or any of the Company Subsidiaries with respect to the Company’s or such Company Subsidiary’s import, export or re-export transactions.

Section 3.26.     Insurance. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such reasonably insurable risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. With respect to each insurance policy that is material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries is in material breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy. Except for such matters as are not material to the Company or any of the Company Subsidiaries, (i) no event relating specifically to the Company or any of the Company Subsidiaries has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain, (ii) excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to the knowledge of the Company, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any Company Subsidiary since January 1, 2012 and (iii) no event has occurred, including the failure by the Company or any Company Subsidiary to give any notice or information or by giving any inaccurate or erroneous notice or information, that limits or impairs the rights of the Company or any Company Subsidiary under any such excess liability or protection and indemnity insurance policies.

Section 3.27.     Government Contracts.

(a)     Neither the Company nor any of the Company Subsidiaries is, nor ever has been, a party to any contract with Governmental Entity, and neither the Company nor any of the Company Subsidiaries has bid, or is currently bidding, on any Contract or subcontract with any Governmental Entity.

(b)     No Governmental Entity has any material rights with respect to any technical data or computer software that are material to the business of the Company or any of the Company Subsidiaries.

(c)     The Company and the Company Subsidiaries and their respective officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business as presently conducted in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGER SUBSIDIARY

Merger Subsidiary represents and warrants to the Company that, except as set forth in the letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any matter disclosed in one section of such letter shall be deemed to be disclosed in such other sections of such letter to which its relevance is readily apparent on the face of such information and without the need to examine underlying documentation), dated as of the date of this Agreement, from Merger Subsidiary to the Company (the “Merger Subsidiary Disclosure Letter”):

Section 4.01.     Organization, Standing and Power. Merger Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Merger Subsidiary Material Adverse Effect.

Section 4.02.     Interim Operations of Merger Subsidiary. Since its date of incorporation, Merger Subsidiary has not carried on any business or conducted any operations other than the commencement of the Offer, the execution of the Transaction Documents, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 4.03.     Authority; Execution and Delivery; Enforceability. Merger Subsidiary has all requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the Contemplated Transactions (including the Debt Financing). The execution, delivery and performance by Merger Subsidiary of the Transaction Documents and the consummation by it of the Contemplated Transactions (including the Debt Financing) have been duly authorized by all necessary corporate action on the part of Merger Subsidiary. Merger Subsidiary has duly executed and delivered the Transaction Documents, and the Transaction Documents each constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.04.     No Conflicts; Consents. (a) The execution, delivery and performance by Merger Subsidiary of the Transaction Documents do not, and the consummation of the Offer, the Merger and the other Transactions (including the Debt Financing) and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Merger Subsidiary under, any provision of (i) the memorandum and articles of association of Merger Subsidiary, (ii) any material Contract to which Merger Subsidiary is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Merger Subsidiary or its properties or assets, other than, in the case of clause (ii) any Contract that is not material to Merger Subsidiary and its subsidiaries taken as a whole, or in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Merger Subsidiary Material Adverse Effect.

(b)     Assuming the accuracy of the market share and turnover information provided by the Company to Parent or Merger Subsidiary, no material Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Merger Subsidiary in connection with the execution, delivery and performance of any Transaction Document or the consummation of the Contemplated Transactions (including the Debt Financing), other than (i) the filing with the FSC, MOPS and the TSE of such reports under applicable Law, as may be required in connection with the Transaction Documents, the Merger and the other Transactions, (ii) the filing of the Merger Documents with the Registrar of Companies of the Cayman Islands and (iii) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Merger Subsidiary Material Adverse Effect.

Section 4.05.     [Intentionally Omitted.]

Section 4.06.     Capital Structure of Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists of 1,000 ordinary shares. At the Reference Date, Merger Subsidiary has (i) 1 ordinary share outstanding, which has been validly issued, is fully paid and nonassessable and is owned by Parent free and clear of any Lien, and no other class or series of capital stock of Merger Subsidiary were issued and outstanding, (ii) 999 ordinary shares were held by Merger Subsidiary in its treasury, and (iii) no ordinary shares were subject to outstanding stock options or reserved for future grant purposes under stock option plans.

Section 4.07.     Brokers. No broker, investment banker, financial advisor or other person, other than Stifel, Nicolaus & Weisel, Incorporated, the fees and expenses of which will be paid by Merger Subsidiary, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Merger Subsidiary.

Section 4.08.     Information Supplied. None of the information supplied by Merger Subsidiary for inclusion in the Recommendation Statement will, at the time such document is filed with the FSC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that if, at any time after the date the Recommendation Statement is filed with the FSC, any material statement supplied by Merger Subsidiary for inclusion in the Recommendation Statement becomes untrue, or any material fact not stated in the Recommendation Statement must be stated so as to not make the statements therein misleading, Merger Subsidiary shall provide the Company with notice with respect thereto.

Section 4.09.     No Vote Required. No vote of the stockholders of Parent or Merger Subsidiary is required by law or by the certificate of incorporation or bylaws of Parent or Merger Subsidiary in order for Parent and Merger Subsidiary to approve this Agreement or to consummate the Contemplated Transactions other than the vote of Parent as the stockholder of Merger Subsidiary, who has provided its written consent to this Agreement and to the consummation of the Contemplated Transactions as of the date hereof.

Section 4.10.     Share Ownership. As of the date of this Agreement, Merger Subsidiary does not beneficially own, directly or indirectly, any outstanding Shares.

Section 4.11.     Litigation. As of the date of this Agreement, there are no Actions or Orders pending or, to the knowledge of Merger Subsidiary, threatened against Merger Subsidiary any of their respective Subsidiaries, other than any Actions or Orders that would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01.     Conduct of Business. (a) From the date of this Agreement to the Effective Time the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its best efforts to preserve intact its current business organization, pay its debts and Taxes when due, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any subsidiary of the Company to, directly or indirectly, do any of the following without the prior written consent of Merger Subsidiary, such consent not to be unreasonably withheld or delayed (other than with respect to clauses (i), (ii), (iii), (v)(D)-(F), (xi), (xii) and (xvi) below):

(i)     (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Shares or other securities, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to another wholly owned subsidiary of the Company and (2) stock dividends proposed in the Company’s 2014 profit distribution proposal as listed on Section 5.01(a)(i) of the Company Disclosure Letter; provided, that such stock dividends may not be paid or have a record date prior to December 1, 2014, (B) issue, split, combine or reclassify any of its Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Shares, or (C) purchase, redeem or otherwise acquire any Shares of the Company or any subsidiary of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)     issue, deliver, sell or grant (A) any shares, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” Share, “phantom” Share rights, Share appreciation rights or share-based performance units, or accelerate the vesting of any of the foregoing in (A), (B), (C) or (D), other than (x) the issuance of Shares upon the exercise of Company Share Options outstanding on the date of this Agreement that are disclosed on Section 3.03 of the Company Disclosure Letter, in accordance with their present terms and (y) the grant of Company Share Options that were approved by the Company Board prior to the date of this Agreement;

(iii)     except as proposed to the Company’s Annual General Meeting of the Company’s shareholders to be held on June 18, 2014 as listed on Section 5.01(a)(iii) of the Company Disclosure Letter, amend its Third Amended and Restated Memorandum and Articles of Association or other comparable charter or organizational documents;

(iv)     acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or entity or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v)     (A) grant to any employee, officer or director of the Company or any of the Company Subsidiaries any increase in compensation, except to the extent required under employment Contracts in effect as of the date of the most recent audited financial statements included in the Filed Company Reporting Documents, (B) grant to any employee, officer or director of the Company or any of the Company Subsidiaries any increase in severance or termination pay, except to the extent required under any Contract in effect as of the date of the most recent audited financial statements included in or described in the Filed Company Reporting Documents, (C) enter into any employment, consulting, indemnification, severance, retention, change in control, or termination agreement with any employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan; (E) grant or amend any awards under any Company Benefit Plan (including the grant of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Company Benefit Plan or awards made thereunder, or (F) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(vi)     make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in the Accounting Principles after consultation with the Company’s independent auditors;

(vii)     sell (other than to customers in the ordinary course of business consistent with past practice), lease (as lessor), license or otherwise dispose of or subject to any Lien (other than Permitted Encumbrances) any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(viii)     (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term trade payables incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix)     make or agree to make any new capital expenditure or expenditures other than those made in the ordinary course of business that, individually, are not in excess of $50,000 and, are not in the aggregate, in excess of $150,000;

(x)     with respect to the Company and each of the Company Subsidiaries (A) make, change or rescind any Tax election or settle or compromise any Tax liability or refund, (B) change any Tax accounting period or method or file any amended Tax Return, (C) surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitations period for the assessment of Taxes, (D) take any action outside the ordinary course of business if taking such action would affect the Tax liability of the Company or any of the Company Subsidiaries after the Closing Date, or (E) change the Tax residency of the Company or any of the Company Subsidiaries;

(xi)     sell, transfer, assign, license, encumber or otherwise dispose of to any third party any Company Owned IP (including pursuant to a sale-leaseback transaction or securitization), or otherwise amend, modify or waive any rights to, any Company Owned IP;

(xii)     change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable;

(xiii)     (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company Reporting Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of the Company Subsidiaries is a party or (D) initiate any Action or settle or amend any Action requiring payments in excess of $50,000 or that would in any manner restrict the operation of the business of the Company or any of the Company Subsidiaries;

(xiv)     (A) make any increase in staffing levels at the Company’s headquarters over those in effect on the date hereof or (B) make any increase in staffing levels outside the Company’s headquarters with respect to the Company or any of the Company Subsidiaries other than in the ordinary course of business consistent with past practice;

(xv)     enter into a new line of business or make any material change in the line of business in which it engages as of the date of this Agreement;

(xvi)     transfer, pledge, assign, encumber or otherwise dispose of (including by gift, merger or operation of law) any cash of the Company or the Company Subsidiaries such that the Company, together with the Company Subsidiaries, holds less than US$130,000,000 in cash in bank accounts exclusively controlled by the Company or the Company Subsidiaries, as applicable at any time during the term of this Agreement; provided, however, that this Section 5.01(a)(xvi) shall cease to apply from and after the time that both (1) Merger Subsidiary has nominated for election to the Company Board nominees who would comprise at least a majority of the directors of the Company Board and (2) such nominees have been duly elected as directors of the Company comprising at least a majority of the Company Board;

(xvii)     (A) amend, modify, waive, renew or terminate any Company Material Contact or any provision thereof, (B) enter into, amend, modify, waive, renew or terminate any Contract with any affiliate of the Company or a subsidiary of the Company or (C) enter into any Contract that (x) if entered into prior to the date hereof, would constitute a Company Material Contract, (y) would be required to be filed as an exhibit to any filing with the FSC or TSE or (z) would represent a Contract with the Company or a subsidiary of the Company with an annual dollar amount received or paid in excess of $50,000 or an aggregate dollar amount of $300,000; or

(xviii)     authorize any of, or commit or agree to take any of, the foregoing actions.

(b)     Advice of Changes. The Company and Merger Subsidiary shall promptly advise the other party orally and in writing of any change or event that has or could reasonably be expected to have a Company Material Adverse Effect, in the case of the Company, or a Merger Subsidiary Material Adverse Effect, in the case of Merger Subsidiary; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company shall, to the extent permitted by Law, promptly provide Merger Subsidiary with copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the Contemplated Transactions, and Merger Subsidiary shall, to the extent permitted by Law, promptly provide the Company with copies of all filings made by Merger Subsidiary with any Governmental Entity in connection with this Agreement and the Contemplated Transactions.

(c)     Certain Tax Actions.

(i)     During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (A) timely file all Tax Returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity taking into account any available extensions and timely pay all Taxes due and payable in respect of such Post-Signing Returns; (B) submit any Post-Signing Returns that are to be filed after the date of this Agreement to Merger Subsidiary for review and approval prior to filing; provided, however, that any such review shall not delay the filing of such returns; (C) not take any position on such Post-Signing Returns that is inconsistent with past custom and practice unless required by the Accounting Principles or applicable Law; (D) accrue a reserve in the books and records and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (E) promptly notify Merger Subsidiary of any Tax-related suit, claim, action, investigation, proceeding or audit (collectively, “Tax Actions”) that is or becomes pending against or with respect to the Company or any of the Company Subsidiaries and not settle or compromise any such Tax Action without Merger Subsidiary’s consent (which consent shall not be unreasonably withheld or delayed); and (F) cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices (“Tax-Related Agreements”) with respect to Taxes to which the Company or any of the Company Subsidiaries is or may be a party or by which the Company or any of the Company Subsidiaries is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and the Company Subsidiaries) to be terminated as of the Closing Date so that after such date neither the Company nor any of the Company Subsidiaries shall have any further rights or liabilities thereunder.

(ii)     The Company shall deliver to Merger Subsidiary at or prior to the Closing a certificate duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Shares that are the subject of proper appraisal or dissenters rights under applicable Law pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(iii)     The parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

Section 5.02.     No Solicitation. (a) Subject to Section 5.02(b), the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director, shareholder or employee of, or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of, the Company or any of the Company Subsidiaries to, directly or indirectly (i) solicit, initiate or knowingly encourage or knowingly facilitate the submission of, any Takeover Proposal, (ii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with or facilitate or enable, any Takeover Proposal, (iii) in connection with any Takeover Proposal, waive, terminate, modify, fail to enforce or release any person (other than Merger Subsidiary or its affiliates) under any “standstill” or similar agreement or obligation, or exempt any person (other than Merger Subsidiary and its affiliates) from the restrictions on “business combinations” contained in any Takeover Law, or (iv) publicly propose to do any of the foregoing. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Takeover Proposal, and immediately after the date hereof shall request the prompt return or destruction of all confidential information previously furnished to such person(s) within the last 12 months for the purpose of evaluating a possible Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding two sentences by any Representative or affiliate of the Company or any of the Company Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of the Company Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company. Notwithstanding the foregoing, at any time prior to the Acceptance Time, if the Company Board receives a bona fide written Takeover Proposal after the date hereof that was not solicited by the Company or its Representatives in breach of this Agreement and did not otherwise result from a breach of this Section 5.02(a) and a majority of the Company Board determines in good faith (after consultation with outside legal counsel and its independent financial advisor), (1) that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, and (2) that the failure to take the actions specified in the following clauses (x), (y) and/or (z) of this sentence with respect to such Takeover Proposal would reasonably be expected to result in a breach of its fiduciary duties to the shareholders of the Company under applicable Law, then the Company Board may (x) furnish information with respect to the Company to the person making such Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (provided that any information provided to such person shall have previously been provided to Merger Subsidiary or shall be provided to Merger Subsidiary prior to or at the same time as it is provided to such person), (y) enter into or participate in discussions or negotiations with such person and its Representatives regarding any such Takeover Proposal or (z) in connection with such Takeover Proposal, waive, terminate, modify, fail to enforce or release any person under any “standstill” or similar agreement or obligation, or exempt any person from the restrictions on “business combinations” contained in any Takeover Law.

(b)     Neither the Company Board nor any committee thereof shall (i)(A) withdraw, change, qualify or modify, in a manner adverse to Merger Subsidiary or publicly propose to withdraw, change, qualify or modify, in a manner adverse to Merger Subsidiary, the Offer Recommendation, the Merger Recommendation, or fail to make the Offer Recommendation to the Company’s shareholders concerning the Offer or fail to make the Merger Recommendation to the Company’s shareholders concerning the Merger, or fail to include the Offer Recommendation in the Recommendation Statement or the Merger Recommendation in the agenda for the Company Shareholder Meeting, or resolve to do any of the foregoing or (B) approve, endorse or recommend (or take a “neutral” position or no position with respect to), or propose publicly to approve, endorse or recommend (or take a “neutral” position or no position with respect to), any Takeover Proposal, or resolve to do any of the foregoing (any of the actions or events described in clause (i), an “Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or similar Contract relating to any Takeover Proposal (each an “Acquisition Agreement”) or resolve to do any of the foregoing. Notwithstanding the foregoing, and only at a time prior to the Acceptance Time, the Company may make an Adverse Recommendation Change in response to a Superior Proposal, but only if: (1) the Company Board has received a Superior Proposal that did not result from a breach of Section 5.02(a); (2) in light of such Superior Proposal, a majority of the Company Board shall have determined in good faith, after consultation with outside legal counsel and its independent financial advisor, that failure to make an Adverse Recommendation Change would reasonably be expected to result in a breach of their fiduciary duties to the shareholders of the Company under applicable Law (any such determination, a “Withdrawal Determination”); (3) the Company has notified Merger Subsidiary in writing that it has made a Withdrawal Determination (any such notice, a “Triggering Notice”) and provided Merger Subsidiary a copy of the documents and/or agreements providing for the Superior Proposal (including any other documents or agreements referred to in or to be entered into in connection with the Superior Proposal); (4) at least five business days shall have passed following receipt by Merger Subsidiary of the Triggering Notice (such time period, the “Notice Period”), and during the Notice Period, if requested by Merger Subsidiary, the Company shall have negotiated in good faith with Merger Subsidiary to permit Merger Subsidiary to make a proposal or to amend the terms of the Contemplated Transactions, the Tender Agreement or this Agreement in order to make the Offer and the Merger more attractive from a financial point of view to the holders of Shares; and (5) at the end of the Notice Period, and taking into account any binding proposals (including any binding proposal to amend the terms of the Contemplated Transactions, this Agreement or the Tender Agreement) made by Merger Subsidiary since receipt of the Triggering Notice (a “Counter Proposal”), a majority of the Company Board shall have again determined in good faith, after consultation with outside legal counsel and its independent financial advisor, that such Superior Proposal remains a Superior Proposal. The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of a Takeover Proposal that is determined to be a Superior Proposal shall be deemed to constitute a new Superior Proposal for purposes of the second sentence of Section 5.02(b) and shall require a new compliance with the second sentence of Section 5.02(b) (and, for the avoidance of doubt, shall require a new Notice Period, provided that the Notice Period with respect to any such modification shall be three business days rather than five business days).

(c)     The Company shall promptly (but in no event more than 24 hours after receipt thereof) advise Merger Subsidiary orally and in writing of any Takeover Proposal or any inquiry with respect to or that could reasonably lead to any Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the terms of any such Takeover Proposal or inquiry. The Company shall (i) keep Merger Subsidiary fully informed of the status including any material change to the terms of any such Takeover Proposal or inquiry and (ii) provide to Merger Subsidiary as soon as practicable after receipt or delivery thereof with copies of all correspondence, drafts and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and other material sent or provided to the Company from any third party in connection with any Takeover Proposal or sent or provided by the Company to any third party in connection with any Takeover Proposal.

(d)     For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer made by a third party, directly or indirectly (i) for a merger, consolidation, amalgamation, share exchange, scheme of arrangement, dual listed company structure, business combination, liquidation, dissolution, joint venture, recapitalization, reorganization or other similar transaction involving the Company, (ii) for the issuance by the Company of more than 15% of its equity securities (including for cash or as consideration for the assets or securities of another person), (iii) to acquire in any manner (including by a tender offer or exchange offer), directly or indirectly, more than 15% of the equity securities or assets or businesses that represent or constitute more than 15% of the assets of the Company and the Company Subsidiaries or (iv) to sell or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) assets or businesses that represent or constitute more than 15% of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, in each case other than the Contemplated Transactions.

“Superior Proposal” shall have the meaning of “Takeover Proposal”, except that for this purpose references therein to “15%” shall be deemed references to “66-2/3%” and clause (i) of “Takeover Proposal” shall be deemed to require a transaction listed in such clause (i) for an acquisition of at least 66-2/3% of the Company’s equity securities or assets, (i) on terms which a majority of the Company Board determines in good faith, after consultation with outside legal counsel and its independent financial advisor, to be more favorable from a financial point of view to the holders of Shares than the Offer and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any binding proposal by Merger Subsidiary under Section 5.02(b) to amend the terms of the Offer, the Merger, the Tender Agreement or this Agreement), and (ii) that is reasonably capable of being completed in accordance with its terms taking into account all financial, regulatory, legal and other aspects and terms of such proposal and the third party.

(e)     Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) making any disclosure to the holders of Shares if the Company Board determined in good faith that the failure to make such disclosure could reasonably be expected to result in a breach by the Company Board of its fiduciary duties to holders of the Company Shares, (ii) making any disclosure required by applicable Law, or (iii) furnishing a copy or excerpts of this Agreement to any third party (or the representatives of such third party) that makes any Takeover Proposal or that makes any inquiry that could reasonably be expected to lead to a Takeover Proposal; provided, however, that any such disclosure that meets the requirements of an Adverse Recommendation Change shall be deemed an Adverse Recommendation Change; and, provided, further that in no event shall the Company, the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01.     Company Shareholder Meeting. If the adoption of this Agreement by the Company’s shareholders is required by applicable Law or the Company’s Articles, the Company, following consultation with Merger Subsidiary, shall as soon as practicable following the consummation of the Offer, establish a record date (which will be as promptly as reasonably practicable and permissible following the expiration of the Offer) for, duly call, give notice of, convene and hold an extraordinary general meeting of the Company’s shareholders for the purpose of (i) election of new directors to replace all current directors of the Company, (ii) seeking the Company Shareholder Approval, (iii) approving the termination of public company status in Taiwan and (iv) approving the delisting of the Company from the TSE (the “Company Shareholder Meeting”). The Company shall not change the record date or adjourn the Company Shareholder Meeting without the prior written consent of Merger Subsidiary, such consent not to be unreasonably withheld or delayed. The Company shall, through the Company Board, provide the Merger Recommendation to its shareholders. The notice and agenda to be sent by the Company to its shareholders to approve the Merger at the Company Shareholder Meeting shall include the Merger Recommendation of the Company Board.

Section 6.02.     Access to Information; Confidentiality. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Merger Subsidiary and to the officers, employees, accountants, counsel, financial advisors and other representatives of Merger Subsidiary, reasonable access during normal business hours during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Merger Subsidiary (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the Cayman Islands, Taiwan or U.S. federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Company shall, within two (2) business days of request therefor, provide to Merger Subsidiary the books and records of the Company. All information exchanged pursuant to this Section 6.02 shall be subject to that certain Non-Disclosure and Standstill Agreement, dated March 5, 2014, between the Company and Parent (the “Confidentiality Agreement”). No investigation under this Section 6.02 shall have any effect on any of the representations, warranties, covenants or agreements of the parties hereto.

Section 6.03.     Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Document or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of the Transaction Documents.

(b)     The Company shall give prompt notice to Merger Subsidiary, and Merger Subsidiary shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Document becoming untrue or inaccurate in any respect such that the Stockholder Prerequisite set forth in clause (c) of Schedule D of the Tender Agreement would not be satisfied, or (ii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under any Transaction Document such that the Stockholder Prerequisite set forth in clause (d) of Schedule D of the Tender Agreement would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Documents, and provided further, that the Tender Offer Prospectus relating to the Offer shall have fully disclosed the risk of such condition failing to be satisfied.

(c)     Nothing in Section 6.03 or otherwise in the Transaction Documents shall require Merger Subsidiary or Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03 or otherwise in the Transaction Documents shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Offer or the Merger relating to any mandatory pre-merger notification and approval requirements under antitrust, competition or pre-merger notification law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws.

Section 6.04.     Company Share Options. (a) Effective as of the Effective Time, each then outstanding Company Share Option shall be assumed by Parent and shall be converted into an option (each, an “Assumed Stock Option”) to purchase a number of shares of Parent’s common stock (“Parent Common Stock”) (rounded down to the nearest whole share) equal to the product of the number of Shares subject to such Company Share Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio. The per share exercise price for the Parent Common Stock issuable upon exercise of such Assumed Stock Option shall be equal (rounded up to the nearest whole cent) to the exercise price per Share applicable to such Company Share Option immediately prior to the Effective Time divided by the Option Exchange Ratio (with Company Share Options with exercise prices in NT$ being assumed with an exercise price in US$ at the applicable NT$ to US$ exchange rate on the third business day prior to Closing as determined by Bloomberg (www.bloomberg.com)). Except as provided above, the Assumed Stock Option shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Share Option immediately prior to the Effective Time, provided that Parent may in its discretion provide that the Assumed Stock Option shall be issued under and subject to the terms of Parent’s stock incentive plan (but not on less favorable vesting and acceleration terms that those governing the underlying Company Share Option, but excluding change of control terms and otherwise as such option holder may agree in writing). For purposes hereof, “Option Exchange Ratio” means the quotient obtained by dividing (x) the Per Share Merger Consideration (as converted to US$ at the applicable NT$ to US$ exchange rate on the third business day prior to Closing as determined by Bloomberg (www.bloomberg.com)) by (y) the average of the volume-weighted average prices for the common stock of Parent on The New York Stock Exchange, as reported on Bloomberg Page “EXAR US<equity>VWAP”, or, if not reported thereby, as reported by any other authoritative source, for each of the 20 consecutive complete trading days ending with the third complete trading day prior to the Closing Date. As soon as practicable after the Effective Time, Parent shall deliver to the holder of each Assumed Stock Option appropriate notices setting forth the number of shares of Parent Common Stock subject to such Assumed Stock Option then held by such holder and the exercise price under such Assumed Stock Option, each as adjusted pursuant to this paragraph.

(b)     Prior to the Effective Time, the Company shall take all reasonably necessary or appropriate actions (including by using reasonable best efforts to obtain any required consents) to effectuate the assumption and conversion of Company Share Options as provided in Section 6.04(a) (including any necessary or appropriate clarification that from and after the Effective Time each such award shall no longer represent the right to acquire any Shares) and the assignment to Parent of the authorities and responsibilities of the Company Board or any committee thereof under the Company Share Plans.

(c)     As soon as practicable following the Closing Date (but not later than seven (7) business days after the Closing Date), Parent will file an appropriate Registration Statement on Form S-8 with respect to the offering of the Parent Common Stock issuable upon exercise of the Assumed Stock Options (the “S-8 Registration Statement”) and will use its commercially reasonable efforts to maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Assumed Stock Options remain outstanding.

Section 6.05.     Termination of 401(k) Plan. If so directed by Merger Subsidiary at least 15 business days prior to the initial scheduled expiration of the Offer, the Company Board, at least 10 business days prior to the initial scheduled expiration of the Offer, will adopt resolutions terminating any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each, a “401(k) Plan”), effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Merger Subsidiary. The form and substance of such resolutions shall be subject to the reasonable approval of Merger Subsidiary, and the Company shall provide Merger Subsidiary evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries, as applicable. Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for any employer contributions (including any matching contributions) for the period prior to termination

Section 6.06.     Takeover Laws. Merger Subsidiary, the Company and the Company Board shall (i) use commercially reasonable efforts to ensure that no “moratorium”, “control share acquisition”, “business combination”, “fair price” or other anti-takeover laws and regulations (“Takeover Laws”) of any jurisdiction that may purport to be applicable to any Transaction, this Agreement or any other Transaction Documents are or become applicable to any Transaction or this Agreement or any other Transaction Document and (ii) if any Takeover Law becomes applicable to any Transaction or this Agreement or any other Transaction Document, use commercially reasonable efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents.

Section 6.07.     Filings. At the Company’s expense, the Company shall translate this Agreement into Chinese for purposes of the Company Shareholder Meeting. As promptly as practicable after the date of this Agreement, Merger Subsidiary and the Company each shall provide the other reasonable assistance in making any filings required under applicable Law relating to the transactions referenced in this Agreement (the “Filings”). Each party hereto will notify the other party hereto promptly after the receipt of any comments from the competent authority and its staff and of any request by the competent authority or its staff or any other government officials for amendments or supplements to any Filing or for additional information and will supply the other party hereto with copies of all correspondence between such party or any of its representatives, on the one hand, and the FSC, or its staff or any other government officials, on the other hand, with respect to this Agreement, the Offer, the Merger or any Filing. The Filings shall comply in all material respects with applicable Law. Whenever any event occurs which is required to be set forth in an amendment or supplement any Filing, Merger Subsidiary or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the FSC or its staff or any other government officials, and/or mailing, if needed, to shareholders of the Company, such amendment or supplement. No such amendment or supplement will be made by either party hereto without prior consultation with the other party, unless such consultation is impracticable.

Section 6.08.     Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)     The Company shall pay to Merger Subsidiary (or a designee of Merger Subsidiary) a fee of US$ 6,720,000 (the “Termination Fee”) if: (i) Merger Subsidiary terminates this Agreement pursuant to Section 8.01(e); or (ii) (A) a Takeover Proposal has been made directly to the shareholders of the Company generally or shall have otherwise become publicly known, and in any such case shall not have been publicly withdrawn at least five (5) business days prior to the Expiration Date of the Offer; (B) this Agreement is terminated pursuant to Section 8.01(b) or Section 8.01(d); and (C) within twelve (12) months of such termination the Company enters into an Acquisition Agreement with respect to any Qualified Takeover Proposal (and such Qualified Takeover Proposal is consummated) or a Qualified Takeover Proposal is consummated. Any fee due under this Section 6.08(b) shall be paid in U.S. dollars and by wire transfer of same-day funds on the date of termination of this Agreement (except that (x) in the case of termination pursuant to clause (i) above, such payment shall be made within two (2) business days after the date of termination, and (y) in the case of termination pursuant to clause (ii) above, such payment shall be made on the date of consummation of the transaction contemplated by such Qualified Takeover Proposal). The Company acknowledges that the agreements contained in this Section 6.08(b) are an integral part of the Contemplated Transactions, and that, without these agreements, Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee as and when due, and, in order to obtain such payment, Merger Subsidiary commences a suit which results in a final, non-appealable judgment against the Company for the Termination Fee, the Company shall pay to Merger Subsidiary its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit together with interest at the prime rate of Citibank, N.A. in effect from time to time since the date such payment was required to be made. The term “Qualified Takeover Proposal” shall have the meaning of “Takeover Proposal”, except that for this purpose references therein to “15%” shall be deemed references to “50%”.

(c)     The Company shall reimburse Parent’s and Merger Subsidiary’s fees and expenses incurred in connection with the Contemplated Transactions if this Agreement is terminated pursuant to Sections 8.01(b) or 8.01(d) at a time when a Takeover Proposal has not been publicly withdrawn 5 business days prior to such termination and the Termination Fee is not otherwise payable, up to a maximum amount of US$1,120,000. Any amount payable under this Section 6.08(c) shall be credited dollar-for-dollar against any Termination Fee that may subsequently become payable hereunder.

(d)     Subject to Section 8.02, if the Offer Conditions in Schedule C to the Tender Agreement and the Stockholder Prerequisites on Schedule D to the Tender Agreement are satisfied (or waived by Merger Subsidiary) at the Expiration Date, and Merger Subsidiary shall fail to consummate the Offer at the Expiration Date (as defined in the Tender Agreement) in accordance with the Tender Agreement solely due to the failure of the Financing Parties to fund the Debt Financing to be funded to Merger Subsidiary and this Agreement is thereafter terminated pursuant to Sections 8.01(b), (d), (h) or (j) (such circumstance, a “Financing Failure”, it being understood and agreed that the failure by Merger Subsidiary for any reason to take receipt of Debt Financing proceeds when they have been otherwise made available for drawdown by the Financing Parties shall not constitute a Financing Failure), then Merger Subsidiary shall pay within 2 business days of such termination to the Company a fee in cash in immediately available funds in an amount equal to US$11,200,000 (the “Reverse Termination Fee”). In the event of a Financing Failure, Merger Subsidiary shall (i) provide to the Company a certificate, signed by its Chief Financial Officer, affirmatively certifying that a Financing Failure has occurred and that the Merger Subsidiary has failed to consummate the Offer solely due to such Financing Failure and (ii) provide to the Company all reasonably requested evidence to indicate that a Financing Failure has occurred and the basis therefor.

(e)     Each of the Company and Merger Subsidiary acknowledges and agrees that the payment of any Termination Fee or the Reverse Termination Fee (in the circumstance of a Financing Failure) shall constitute the exclusive remedy available to Merger Subsidiary and Parent as against the Company, on the one hand, or the Company as against Merger Subsidiary or Parent, on the other hand, ]under this Agreement in any circumstance where the Termination Fee or the Reverse Termination Fee is payable hereunder (including as to any claims against Representatives of any such person or the Financing Parties or their Representatives); provided that until the Termination Fee is paid to Merger Subsidiary by the Company, or the Reverse Termination Fee paid to the Company by Merger Subsidiary, Merger Subsidiary or the Company, respectively, shall be entitled to pursue the remedies set forth in the first sentence of Section 9.10, including injunction and specific performance.

Section 6.09.     Public Announcements. Merger Subsidiary on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Within 7 business days after the date Merger Subsidiary commences the Offer, but no sooner than when the Offer is first publicized, the Company, subject to the recommendations made by the Special Committee in favor of or being neutral with respect to the Offer, will issue a press release in English disclosing that the Company either (i) has made the Offer Recommendation or (ii) expresses no opinion and is remaining neutral toward the Offer, and in either case including a statement of reasons for the position disclosed.

Section 6.10.     Shareholder Litigation. The Company shall give Merger Subsidiary (or a designee of Merger Subsidiary) the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any Contemplated Transaction.

Section 6.11.     Financing.

(a)     Merger Subsidiary acknowledges and agrees that, other than the obligations expressly set forth in this Agreement, the Company, its Affiliates and their respective Representatives have no responsibility for any financing that Parent or Merger Subsidiary may raise in connection with the Contemplated Transactions. Merger Subsidiary represents and warrants to the Company, and each of Merger Subsidiary and the Company acknowledges and agrees that Merger Subsidiary’s obligation to consummate the Offer, the Merger and the other Contemplated Transactions is not subject to any financing condition. Parent will use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts to satisfy on a timely basis all conditions to the Debt Financing set forth therein that are applicable to Parent and to any of its subsidiaries, (iii) comply with its obligations under the Commitment Letters and (iv) consummate the Debt Financing at or prior to the time the Offer or the Merger is scheduled to be consummated hereunder, including using its reasonable best efforts to cause the Financing Parties and the other persons committing to fund the Debt Financing no later than at or prior to the time that each of the Offer and the Merger, respectively, is scheduled to be consummated hereunder. Prior to the execution of this Agreement, Parent has delivered to the Company copies of the Commitment Letters pursuant to which, and subject to the terms and conditions of which, the Financing Parties have committed to lend the amounts set forth therein to Parent for the purpose of funding the Offer, the Merger and the other Contemplated Transactions (such committed financing, together with, unless the context otherwise requires, any debt securities issued in lieu thereof, the “Debt Financing”).

(b)     The Commitment Letters have been duly executed and delivered by, and constitute a valid and binding obligation of Parent, and to the knowledge of Merger Subsidiary, the Commitment Letters constitute a valid and binding obligations of the Financing Parties, enforceable against the Financing Parties in accordance with their terms, in each case except that (i) such enforcement may be subject to applicable laws of general application relating to bankruptcy, insolvency, reorganization or moratorium laws or other similar requirements of applicable Law, now or hereafter in effect, affecting creditors’ rights generally and the relief of debtors, and (ii) the rules of law governing specific performance, injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As of the date hereof, (i) each of the Commitment Letters in the form so delivered is (as to Parent and, to the knowledge of Merger Subsidiary, the Financing Parties) valid and in full force and effect, (ii) none of the Commitment Letters has been withdrawn, terminated or otherwise amended or modified in any respect, (iii) Parent is not in breach of any of the material terms set forth therein, and (iv) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach by Parent of any material term of the Commitment Letters that would prevent the funds from being available, or the Financing Parties from lending, pursuant to the terms of the Commitment Letters.

(c)     The Commitment Letters constitute, as of the date hereof, the entire and complete agreement among the respective parties thereto with respect to the Debt Financing contemplated thereby. Except as set forth, described or provided for in the Commitment Letters, there are no conditions precedent to the respective obligations of the Financing Parties under the Commitment Letters to provide the Debt Financing. The aggregate proceeds from the Debt Financing constitute all of the debt financing required for the consummation of the Offer, the Merger and the other Contemplated Transactions and, together with other cash sources, are sufficient to consummate the Offer, the Merger and the other Contemplated Transactions.

(d)     As of the date hereof, (i) Merger Subsidiary has no reason to believe that any of the conditions to the Debt Financing will not be satisfied on a timely basis or that the funding contemplated in the Debt Financing will not be made available to Parent on a timely basis in order to consummate the Offer, the Merger and the other Contemplated Transactions, (ii) no event has occurred, to the knowledge of Merger Subsidiary, which would make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate in any material respect and (iii) no Financing Party has notified Parent of its intention to terminate any of the commitments set forth in the Commitment Letters or not to provide the Debt Financing.

(e)     Parent has fully paid any and all commitment fees, if any, and other fees required by the Commitment Letters to have been paid to the Financing Parties on or prior to the date hereof.

(f)     Merger Subsidiary will keep the Company informed on a regular basis and in reasonable detail of the status of its and Parent’s efforts to consummate the Debt Financing (including providing the Company with copies of all definitive financing documents, if any, related to the Debt Financing). Without limiting the generality of the foregoing, Merger Subsidiary will give the Company prompt written notice (i) of any material breach or default by any party to the Commitment Letters or definitive financing documents related to the Debt Financing of which Merger Subsidiary becomes aware, (ii) of the receipt of any written notice or other written communication, in each case from any Financing Party with respect to (A) any material actual or potential breach or default, or any termination or repudiation by any party to any of the Commitment Letters or definitive financing documents related to the Debt Financing of any provisions of the Commitment Letters or definitive financing documents related to the Debt Financing or (B) any material dispute or disagreement between or among any parties to any of the Commitment Letters or definitive financing documents related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Acceptance Time or the Effective Time, and (iii) if at any time for any reason Parent in good faith determines that it will not be able to obtain all or any material portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters or definitive financing documents related to the Debt Financing. As soon as practicable after the Company delivers to Parent or Merger Subsidiary a written request, Merger Subsidiary will provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), clause (ii) or clause (iii) of the immediately preceding sentence.

(g)     Parent will have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the Commitment Letters, or substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative Financing Parties; provided, however, that any such amendment, replacement, supplement, modification or waiver will not without the consent of the Company (not to be unreasonably withheld, conditioned or delayed) (i) impose additional conditions precedent to the Debt Financing or otherwise expand upon the conditions precedent to the Debt Financing as set forth in the Commitment Letters in any material way, (ii) be reasonably expected to prevent or impede the Acceptance Time, the Merger or the other Transactions, (iii) adversely and materially impact the ability of Parent to enforce its rights against the Financing Parties or the definitive financing documents with respect thereto or (iv) reduce the aggregate amount of the Debt Financing under the Commitment Letters, provided that Parent may reduce the aggregate amount of the Debt Financing under the Commitment Letters to the extent that Parent secures or receives such amount of cash proceeds as is necessary to consummate the Merger and the other Transactions (through the Debt Financing or other cash sources). Merger Subsidiary will promptly deliver to Company copies of any such amendment, replacement, supplement, modification or waiver.

(h)     In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Commitment Letters, Merger Subsidiary will promptly so notify the Company and will use its reasonable best efforts to promptly seek to obtain alternative financing subject to terms and conditions not less favorable to Parent (in each case as determined in the reasonable judgment of Parent) and in an amount sufficient to consummate the Merger and the other Transactions, as promptly as reasonably practicable following the occurrence of such event (the “Alternative Financing”). In the event any Alternative Financing is obtained, any reference in this Agreement to “Debt Financing” shall be deemed to include the Alternative Financing. Merger Subsidiary shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent with any portion of the Debt Financing substantially concurrently with the execution thereof.

(i)     Immediately after giving effect to the transactions contemplated hereby, each of Parent and its subsidiaries, including Merger Subsidiary and the Company, shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Parent and its subsidiaries, including Merger Subsidiary and the Company. In connection with the transactions contemplated hereby, Parent has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

(j)     Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Subsidiary, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause Representatives of the Company to provide, in each case at the sole cost and expense of Parent and Merger Subsidiary, all cooperation reasonably requested by Parent and Merger Subsidiary that is customary or necessary in connection with arranging and obtaining the Debt Financing, including: (i) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents and customary closing certificates as may be required by the Debt Financing (including a certificate of an appropriate officer of the Company with respect to solvency of the Company and its Subsidiaries as of immediately prior to the Effective Time to the extent required by, or necessary to satisfy conditions precedent under, the Commitment Letters) and other customary documents as may be reasonably requested by Parent to the extent required by, or necessary to satisfy conditions precedent under, the Commitment Letters; (ii) facilitating the pledging of collateral for the Debt Financing to the extent required by, or necessary to satisfy conditions precedent under, the Commitment Letters; (iii) requesting from the Company’s existing lenders such customary documents in connection with re-financings as reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien releases, and instruments of termination or discharge; (iv) furnishing Parent and the Financing Parties, to the extent requested by Parent, with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended; (v) assisting Parent in obtaining all documents, affidavits, estoppels and signatures required in connection with title insurance and other documentation and items relating to the Debt Financing as reasonably requested by Parent to the extent required by, or necessary to satisfy conditions precedent under, the Commitment Letters; (vi) taking all actions as may be required or reasonably requested by Parent to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing; and (vii) cooperating with Parent, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing; provided, however, that nothing in this Section 6.11(j) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries; and provided further, that prior to the Effective Time, none of the Company, its Subsidiaries, its Affiliates, and their respective representatives shall (x) be required to incur any indebtedness, grant any lien to secure indebtedness of Parent or Merger Subsidiary, or pay any commitment fee or other fee or payment to obtain any consent or otherwise, or (y) have any responsibility for, or incur any liability to any Person under the Commitment Letters or with respect to any Debt Financing in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.11(j). Parent and Merger Subsidiary shall, jointly and severally, indemnify and hold harmless the Company, its Subsidiaries, its Affiliates, and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with this Section 6.11(j), except to the extent arising or resulting from such Persons’ gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Parent shall, promptly upon request by the Company, reimburse the Company for any out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries, its Affiliates, and their respective representatives in connection with this Section 6.11(j).

Section 6.12.     Employee Benefits.

(a)     Merger Subsidiary agrees that each employee of the Company who continues employment with Parent, the Surviving Company or any Subsidiary of the Surviving Company, or any of their affiliates, after the Effective Time (“Continuing Employees”) shall, for twelve (12) months following the Effective Time (or, if less, until the Continuing Employee’s termination of employment with Parent and its affiliates, which Parent or its affiliates may do in their sole discretion), (i) receive base pay that is no less favorable than that provided to such Continuing Employee by the Company as of the date hereof (in each case, as such base pay is disclosed to Parent prior to the date hereof) and (ii) participate in Parent’s employee benefit plans (excluding any equity or other incentive plans) (the “Parent Benefit Plans”) to the same extent as similarly situated employees of Parent.

(b)     Merger Subsidiary shall ensure that, as of the Effective Time, each Continuing Employee receives full credit (for purposes of determining eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Company or its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit under the applicable Company Benefit Plan set forth on Section 3.10(a) of the Company Disclosure Letter) under the comparable Parent Benefit Plans in which such employees became participants. As of the Effective Time, Merger Subsidiary shall, or shall cause the Surviving Company to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time as disclosed to Merger Subsidiary prior to the date hereof. With respect to each Parent Benefit Plan that is a health or welfare benefit plan maintained for the benefit of Continuing Employees, subject to any required consent of the applicable plan provider, Merger Subsidiary shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Surviving Company, as applicable, for the plan year in which the Effective Time occurs.

(c)     Nothing contained in this Section 6.12 shall (i) amend, or be deemed to amend, any Company Benefit Plan or Parent Benefit Plan, (ii) provide any person not a party to this Agreement with any right, benefit or remedy with regard to any Company Benefit Plan or Parent Benefit Plan or a right to enforce any provision of this Agreement, or (iii) limit in any way the right of the Parent or the Surviving Company or any of their respective affiliates to amend or terminate any Company Benefit Plan or Parent Benefit Plan at any time, or terminate the employment of any Continuing Employee.

Section 6.13.     Indemnification; Directors’ and Officers’ Insurance.

(a)     From and after the Acceptance Time, Parent will cause the Surviving Company and the Surviving Company’s subsidiaries to, and the Surviving Company and its Subsidiaries will fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries to (i) each indemnification agreement in effect between the Company and any Indemnified Party (as defined in Section 6.13(e)), provided, that the Company has made available to Parent or Merger Subsidiary such indemnification agreements prior to the date hereof, and (ii) any indemnification, exculpation from liability or advancement of expenses provision set forth in the Company’s Articles as in effect on the date of this Agreement, and such obligations shall survive the Closing and shall continue in accordance with the terms of the Company’s Articles as in existence as of the date hereof from the Closing Date until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Party arising out of such acts or omissions.

(b)     For six (6) years following the Closing, the governing documents of the Surviving Company shall contain provisions with respect to indemnification, reimbursement, contribution, hold harmless and exculpation from liability that are no less favorable to the Indemnified Parties than those set forth in the Company’s Articles on the date of this Agreement.

(c)     Prior to Closing, the Company shall purchase (at Merger Subsidiary’s or a designee of Merger Subsidiary’s expense) and the Parent and Merger Subsidiary shall cause to be maintained for a period from the Acceptance Time through the sixth (6th) anniversary of the Effective Time, a directors’ and officers’ liability insurance “tail” policy from its current provider that maintains the Company’s directors’ and officers’ liability insurance coverage as in effect as of the date hereof, covering claims arising from facts or events which occurred at or prior to the Closing. Such “tail” policy shall be reasonably acceptable to Merger Subsidiary.

(d)     This Section 6.13 shall survive the Acceptance Time and shall also survive consummation of the Merger and the Effective Time. This Section 6.13 is intended to benefit, and may be enforced by, the Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Merger Subsidiary and the Surviving Company. In the event of any merger, consolidation or other similar transaction involving Merger Subsidiary or the Surviving Company, or in the event of any sale by Parent or the Surviving Company of all or substantially all of the Surviving Company’s assets, Merger Subsidiary shall ensure that an entity no less financially viable than Merger Subsidiary remains responsible for the obligations of Merger Subsidiary and the Surviving Company under this Section 6.13.

(e)     For purposes of this Agreement, each individual who is or was an officer or director of the Company or the Company Subsidiary at or at any time prior to the Acceptance Time shall be deemed to be an “Indemnified Party.”

ARTICLE VII

CONDITIONS PRECEDENT TO MERGER

Section 7.01.     Conditions To Each Party’s Obligation To Effect The Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Shareholder Approval. If required by applicable Law or the Company’s Articles, the Company shall have obtained the Company Shareholder Approval.

(b)     No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other Law, restraint or prohibition by any Governmental Entity (collectively, “Legal Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that prior to invoking this provision, each party shall use reasonable best efforts to have any such Legal Restraint lifted.

(c)     Purchase of Shares. Merger Subsidiary shall have previously accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.     Termination. This Agreement may be terminated:

(a)     by mutual written consent of Merger Subsidiary and the Company prior to the Acceptance Time;

(b)     by either Merger Subsidiary or the Company at any time after the date that is eighty-five (85) days after the date hereof (the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date (provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(b) if the failure of such party (or any Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time resulted in the failure of the Offer to have been consummated on or before the End Date);

(c)     by Merger Subsidiary or the Company if any Legal Restraint that has the effect of preventing the consummation of the Offer or the Merger shall have become final and nonappealable (provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c) if the failure of such party (or any Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time resulted in such Legal Restraint);

(d)     by Merger Subsidiary or the Company if the Offer (as it may have been extended) expires as a result of the non-satisfaction of one or more Offer Conditions or Stockholder Prerequisites set forth in Schedules C or D of the Tender Agreement, or is terminated or withdrawn prior to the Acceptance Time, without Merger Subsidiary having accepted for payment all of the Shares tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(e) if the non-satisfaction of any condition to the Offer or the termination or withdrawal of the Offer results from the failure of such party (or any Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e)     by Merger Subsidiary at any time prior to the Acceptance Time if: (i)(A) an Adverse Recommendation Change shall have occurred, (B) the Company Board or any committee thereof fails to give the Offer Recommendation to the Company’s shareholders and include the Offer Recommendation in the Recommendation Statement and/or fails give the Merger Recommendation and include the Merger Recommendation in any agenda for the Company Shareholder Meeting, (C) the Company Board fails to publicly reaffirm the Merger Recommendation and the Offer Recommendation within five (5) business days of receipt of a written request by Merger Subsidiary to provide such reaffirmation following public announcement of a Takeover Proposal, or (D) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten (10) business days after the commencement of such tender or exchange offer, a public statement disclosing that the Company recommends rejection of such tender or exchange offer; or (ii) the Company or any of its Representatives takes any of the actions that would violate in any material respect Section 5.02 (any of the events described in the foregoing clauses (i) and (ii), a “Specified Event”); provided, however that Merger Subsidiary shall not be permitted to terminate this Agreement pursuant to this Section 8.01(e) with respect to a Specified Event unless the notice of termination pursuant to this Section 8.01(e) is delivered by Merger Subsidiary to the Company within five (5) business days following the occurrence of such Specified Event;

(f)     by Merger Subsidiary or the Company at any time prior to the Acceptance Time if the Tender Agreement is terminated pursuant to Sections 4 (b), (c) or (d) thereof;

(g)     by Merger Subsidiary at any time prior to the Acceptance Time if (i) there shall be a breach of any representation or warranty of the Company contained in Article III such that the Stockholder Prerequisite set forth in clause (c) of Schedule D of the Tender Agreement would not be satisfied, (ii) Merger Subsidiary shall have delivered to the Company written notice of such breach, and (iii) at least 15 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured;

(h)     by the Company at any time prior to the Acceptance Time if (i) there shall be a breach of any representation or warranty of Merger Subsidiary contained in Article IV or a breach of any representation or warranty of Parent contained in the Parent Agreement that would, or would reasonably be expected to result in, Merger Subsidiary being unable to consummate the Offer, (ii) the Company shall have delivered to Merger Subsidiary or Parent written notice of such breach, and (iii) at least 15 days shall have elapsed since the date of delivery of such written notice to Merger Subsidiary or Parent and such breach shall not have been cured;

(i)     by Merger Subsidiary at any time prior to the Acceptance Time if (i) any covenant of the Company contained in this Agreement shall have been breached such that the Stockholder Prerequisite set forth in clause (d) of Schedule D of the Tender Agreement would not be satisfied, (ii) Merger Subsidiary shall have delivered to the Company written notice of the breach of such covenant, and (iii) at least 15 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; or

(j)     by the Company at any time prior to the Acceptance Time if (i) any covenant of Merger Subsidiary contained in this Agreement or of Parent contained in the Parent Agreement shall have been breached in any material respect such that Merger Subsidiary or Parent would, or would reasonably be expected to, be unable to consummate the Offer or the Merger, (ii) the Company shall have delivered to Merger Subsidiary or Parent written notice of the breach of such covenant, and (iii) at least 15 days shall have elapsed since the date of delivery of such written notice to Merger Subsidiary or Parent and such breach shall not have been cured.

Section 8.02.     Effect of Termination. In the event of termination of this Agreement by either the Company or Merger Subsidiary as provided in Section 8.01, this Agreement shall forthwith terminate and become void and have no further force or effect, without any liability or obligation on the part of Merger Subsidiary or the Company, other than the second to last sentence of Section 6.02, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination, provided that the foregoing shall not relieve any party hereto from liability for any willful and material breach of any of its covenants or agreements set forth in this Agreement or relieve Parent from liability for any willful and material breach of any of its covenants or agreements set forth in the Parent Agreement.

Section 8.03.     Amendment. This Agreement may be amended by the parties at any time before the Acceptance Time (or thereafter, subject to Section 1.03) and before or after receipt of the Company Shareholder Approval, if required by applicable Law; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 6.08, Section 9.07, Section 9.10 and this Section 8.03 may not be modified or amended in a manner that is adverse in any material respect to a Financing Party without the prior written consent of such Financing Party.

Section 8.04.     Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05.     Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Merger Subsidiary or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or any other Transaction Document or in any instrument or certificate delivered pursuant hereto or thereto shall survive the Acceptance Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered, if delivered personally, faxed (with confirmation), emailed (the receipt of which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Merger Subsidiary, to:

Image Sub Limited
48720 Kato Road
Fremont, CA 94538
Attention: General Counsel
Fax No.: Separately Supplied

Email: thomasmelendrez@exar.com

with a copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

Attention: Paul S. Scrivano

Fax No.: (650) 473-2601

Email: pscrivano@omm.com

and

Lee and Li, Attorneys-at-Law

9F, No. 201, Tun Hua N. Road

Taipei 105, Taiwan, R.O.C.

Attention: C.T. Chang

Facsimile: 886-2-2713-3966

Email: ctchang@leeandli.com

(b)           if to the Company, to:

Integrated Memory Logic Limited

1740 Technology Drive

Suite 320

San Jose, CA 95110Attention: General Counsel

Fax No.: Separately Supplied

Email: meihu@iml-inc.com

with a copy to:

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304

Attention: Charles C. Comey

Fax No.: (650) 494-0792

Email: ccomey@mofo.com

and

LCS & Partners

5F, No. 8, Sinyi Road, Sec. 5

Taipei 110, Taiwan

Attention: Amy Chin

Facsimile: +886-2-2722-6677

Email: amychin@lsc.com.tw

Section 9.03.     Definitions. For purposes of this Agreement:

An “Affiliate” or “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“business day” means a day except a Saturday, a Sunday or other day on which the TSE or banks in Taipei, Taiwan or San Francisco, California, U.S. are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means those certain commitment letters between Parent or Merger Subsidiary and the Financing Parties with respect to the Debt Financing, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of the Agreement and the related fee letters with respect thereto (with only fee amounts, pricing caps and certain economic terms (none of which would adversely affect the amount or availability of the Debt Financing) redacted), and includes such documents as permitted to be amended, replaced, supplemented or otherwise modified by Section 6.11 of this Agreement.

A “Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts (“Effect”) that, taken alone or together with any other related or unrelated Effects: (i) is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect: (a) any adverse Effect relating to general market, economic or political conditions in the United States, in any country in which the Company or any of the Company Subsidiaries conducts business; (b) any adverse Effect relating to the industry in which the Company operates in general and not disproportionately affecting the Company and the Company Subsidiaries, taken as a whole; (c) any adverse Effect resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Offer or the Merger; (d) any adverse Effect resulting from any actions taken by the Company or the Company Subsidiaries that are expressly requested by Merger Subsidiary; (e) any adverse Effect resulting from acts of war, terrorism or natural disasters to the extent not disproportionately affecting the Company and the Company Subsidiaries relative to other industry participants; (f) any adverse Effect resulting from (1) any action or inaction by the Company taken or omitted to be taken with Merger Subsidiary’s prior written consent or at Merger Subsidiary’s prior written request, or (2) compliance by the Company with the terms of, or the taking of any action contemplated or that is required by, this Agreement; (g) any adverse Effect resulting from any change in applicable Law; (h) any adverse Effect resulting directly from Merger Subsidiary’s actions or inactions with respect to this Agreement or any other Transaction Document or any other agreement, contract or course of dealing with or between Merger Subsidiary and the Company; (i) any decline in the Company’s share price or trading volume (it being understood that the Effect giving rise to such decline may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect) or (j) any adverse Effect resulting from any failure to take any action (or to refrain from any action) for which the Company requested Merger Subsidiary’s prior written consent pursuant to Section 5.01 of this Agreement and to which Merger Subsidiary shall not have consented, or (ii) prevents or materially impedes or materially delays the ability of the Company to consummate the Offer, the Merger and the other Contemplated Transactions.

“Contemplated Transactions” or “Transactions” means the Offer, the Debt Financing, the Merger and all other actions and transactions contemplated by the Transaction Documents.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Parties” means the lenders that are or may become parties to the Debt Financing.

“Knowledge” or “knowledge”, with respect to a person, means the actual knowledge of the officers and directors of such person.

A “Merger Subsidiary Material Adverse Effect” means a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Offer, the Debt Financing, the Merger or any of the other Contemplated Transactions, or a material adverse effect on the ability of Parent to perform under and pursuant to the Parent Agreement.

“Permitted Encumbrances” means (a) Liens for taxes not yet due and payable, (b) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (c) Liens resulting from or otherwise relating to any of the contracts listed in the Company Disclosure Letter, (d) Liens relating to liabilities reflected in the financial statements (including any related notes) contained in the Company Reporting Documents, (e) Liens arising from or otherwise relating to transfer restrictions under the securities Laws of any applicable jurisdiction, and (f) nonexclusive licenses of Intellectual Property granted to customers in the ordinary course of business of the Company and its Subsidiaries consistent with past practices; provided, that Liens of the type described in clauses (c) and (d) on cash and/or cash equivalents of the Company or any of its Subsidiaries shall not constitute Permitted Encumbrances.

A “Person” or “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “Subsidiary” or “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Taiwan” means the Republic of China (also known as Taiwan).

“Tax Codes” means the applicable tax Laws of the United States, Taiwan, Hong, Korea, the People’s Republic of China and the Cayman Islands, and any other applicable jurisdiction.

Section 9.04.     Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “will” shall be construed to have the same meaning as the word “shall”. The word “or” shall not be exclusive. References to “this Agreement” shall include the Company Disclosure Letter and the Merger Subsidiary Disclosure Letter. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Transaction Document means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company Reporting Documents exclude any disclosures under the captions “Risk Factors” and “Forward-Looking Statements” or other disclosures that are predictive, cautionary or forward-looking in nature and any other disclosure contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature. Except as otherwise provided, any information “made available” to or similarly provided to Merger Subsidiary or Parent by the Company or any Company Subsidiary shall include only that information which, as of 11:59 p.m., Pacific time, on the business day immediately prior to the date of this Agreement was contained in that certain virtual data room maintained by the Company through the “Image” Data Room Site (https://secure.oneworkspace.com/Login) maintained for this Agreement to which Parent’s Representatives have been granted access. Any matter disclosed in any section of either the Company Disclosure Letter or the Merger Subsidiary Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates; provided, however, that any information disclosed in one section of either such disclosure letter shall be deemed to be disclosed in such other sections of such disclosure letter to which its relevance is readily apparent on the face of such information. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties and their advisors, and the parties agree that there shall not apply to this Agreement or any provision hereof any rule or presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any provision hereof. This Agreement is in the English language, and while this Agreement may be translated into other languages, the English language version shall control.

Section 9.05.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 9.06.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.07.     Entire Agreement; No Third-Party Beneficiaries. The Transaction Documents (including the schedules and exhibits hereto), taken together with the Company Disclosure Letter and the Merger Subsidiary Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements, understandings and representations, both written and oral, among the parties with respect to the Contemplated Transactions and (b) except for Parent and except for the provisions of Section 6.13, are not intended to confer upon any person other than the parties any rights or remedies or otherwise create any third-party beneficiary hereto; provided, however, that each Financing Party is an intended third party beneficiary of Section 6.08. 8.03, 9.10 and this section 9.07. Without limiting the generality of the foregoing: (a) Merger Subsidiary acknowledges and agrees that the Company has not made and is not making any representations or warranties regarding the subject matter of this Agreement or any of the other Transaction Documents, express or implied, except as provided in Article III, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or any of the other Transaction Documents, express or implied, except as provided in Article III, and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement or any of the other Transaction Documents; (b) Merger Subsidiary acknowledges and agrees that the Company has not made and is not making any representations or warranties whatsoever regarding any projections, estimates or budgets discussed with, delivered to or made available to Parent, Merger Subsidiary or to any of their respective Representatives, or otherwise regarding the future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of the Company Subsidiaries or the future business and operations of the Company or any of the Company Subsidiaries; and (c) the Company acknowledges and agrees that Parent and Merger Subsidiary have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or any of the other Transaction Documents, express or implied, except as provided in Article IV, and that no representative of Parent or Merger Subsidiary has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement or any of the other Transaction Documents.

Section 9.08.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law principles thereof, except that (i) the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Subsidiary in the Surviving Company, the cancellation of Shares, the rights provided for in Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Subsidiary and (ii) any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof, will be governed by the laws of the State of New York.

Section 9.09.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in the event any dispute arises out of any Transaction Document or any Transaction, provided, however, that, no party hereto will bring any claim, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letters or the performance thereof, anywhere other than in any New York State court sitting in the County of New York, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees that it will not bring any action relating to any Transaction Document or any Transaction in any other court and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF ANY TRANSACTION DOCUMENT OR ANY TRANSACTION.

IN WITNESS WHEREOF, Merger Subsidiary and the Company have duly executed this Agreement, all as of the date first written above.

IMAGE SUB LIMITED

By
Name:
Title:

IN WITNESS WHEREOF, Merger Subsidiary and the Company have duly executed this Agreement, all as of the date first written above.

INTEGRATED MEMORY LOGIC LIMITED

By
Name:
Title:

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